                                                                  Execution Copy

                                                                    EXHIBIT 10.1

================================================================================




                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                          ORBITAL SCIENCES CORPORATION,

                              MAGELLAN CORPORATION,

                            THALES NORTH AMERICA INC.

                                       and

                          THOMSON-CSF ELECTRONICS INC.

                            Dated as of May 25, 2001


================================================================================

                                TABLE OF CONTENTS

                                                                               Page
                                                                               ----
ARTICLE I.  DEFINITIONS.........................................................2
     1.1.   Defined Terms.......................................................2
     1.2.   Other Defined Terms.................................................14
     1.3.   Interpretation Provisions...........................................15
ARTICLE II.  CONVERSION OF ORBITAL DEBT; MERGER.................................16
     2.1.   Authorization of Preferred Stock....................................16
     2.2.   Conversion of Orbital Debt..........................................16
     2.3.   Filings with the Delaware Secretary of State........................16
     2.4.   Merger..............................................................16
     2.5.   Further Assurances..................................................17
ARTICLE III. EFFECT OF THE MERGER ON CAPITAL STOCK..............................17
     3.1.   Conversion of T Company Shares......................................17
     3.2.   Conversion of M Company Preferred Stock.............................17
     3.3.   Conversion of M Company Common Stock................................17
     3.4.   Cancellation of Treasury Stock......................................18
     3.5.   Certificate Surrenders and Transfers................................18
     3.6.   Taking of Necessary Action; Further Action..........................19
     3.7.   Dissenting Shares...................................................19
     3.8.   Withholding Rights..................................................19
     3.9.   Treatment of M Company Options......................................20
     3.10.  Escrow Arrangements.................................................20
ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF T PARENT AND T COMPANY...........20
     4.1.   Organization........................................................21
     4.2.   Authorization.......................................................21
     4.3.   Officers and Directors..............................................21
     4.4.   No Conflict or Violation; Consents..................................21
     4.5.   No Material Impairment..............................................22
     4.6.   Brokers and Finders.................................................23
     4.7.   Litigation..........................................................23
     4.8.   Financing...........................................................23
     4.9.   Disclaimer of Additional and Implied Warranties.....................23
     4.10.  Ownership Interest in Orbital and M Company.........................23
ARTICLE V.   REPRESENTATIONS AND WARRANTIES REGARDING M COMPANY.................23
     5.1.   Organization of M Company...........................................24
     5.2    Capitalization of M Company.........................................24
     5.3.   Authorization.......................................................25
     5.4.   Officers and Directors..............................................25
     5.5.   Bank Accounts.......................................................25

     5.6.   Subsidiaries, Etc...................................................26
     5.7.   Absence of Certain Changes or Events................................27
     5.8.   Title to Assets.....................................................30
     5.9.   Sufficiency of Assets...............................................30
     5.10.  Fixtures and Equipment..............................................30
     5.11.  Contracts...........................................................30
     5.12.  No Conflict or Violation; Consents..................................33
     5.13.  Permits.............................................................33
     5.14.  Financial Statements; Books and Records.............................34
     5.15.  Liabilities.........................................................34
     5.16.  Litigation..........................................................35
     5.17.  Labor Matters.......................................................35
     5.18.  Employee Benefit Plans..............................................37
     5.19.  Transactions with Related Parties...................................41
     5.20.  Compliance with Law.................................................41
     5.21.  Intellectual Property...............................................41
     5.22.  Tax Matters.........................................................43
     5.23.  Insurance...........................................................47
     5.24.  Purchase Commitments and Outstanding Bids...........................48
     5.25.  Payments............................................................48
     5.26.  Customers and Suppliers.............................................48
     5.27.  Environmental Matters...............................................49
     5.28.  Brokers; Transaction Costs..........................................50
     5.29.  Governmental Contracts..............................................50
     5.30.  Full Disclosure.....................................................51
     5.31.  Disclaimer of Additional and Implied Warranties.....................51
ARTICLE VI.  REPRESENTATIONS AND WARRANTIES OF ORBITAL..........................52
     6.1.   Organization........................................................52
     6.2.   Authorization.......................................................52
     6.3.   No Conflict or Violation; Consents..................................52
     6.4.   Litigation..........................................................53
     6.5.   Ownership of M Company Common Stock.................................53
     6.6.   Full Disclosure.....................................................53
ARTICLE VII. ACTIONS PRIOR TO THE CLOSING.......................................54
     7.1.   Conduct of Business of M Company....................................54
     7.2.   Investigation.......................................................57
     7.3.   Notification of Certain Matters.....................................57
     7.4.   Restrictions on Certain Transactions................................57
     7.5.   Antitrust and Exon-Florio Provision.................................57
     7.6.   Further Assurances..................................................58
     7.7.   Tax Returns.........................................................59
     7.8.   M Company Intercompany Debt.........................................60
     7.9    Meeting of M Company Stockholders...................................60

     7.10   Stockholder Agent of the Stockholders; Power of Attorney............60
     7.11   Western Atlas.......................................................61
ARTICLE VIII. CONDITIONS PRECEDENT..............................................62
     8.1    Conditions to Each Party's Obligation...............................62
     8.2.   Conditions to Obligations of T Parent and T Company.................63
     8.3    Conditions To Obligations Of Orbital And M Company..................63
ARTICLE IX.  CLOSING............................................................64
     9.1.   Deliveries by Orbital and M Company.................................64
     9.2.   Deliveries by T Parent and T Company................................65
ARTICLE X.   TAX MATTERS........................................................66
     10.1.  Tax Allocation and Indemnification..................................66
     10.2.  Survival............................................................67
     10.3.  Exclusive Remedy....................................................67
     10.4.  Contests............................................................67
     10.5.  Tax Return Preparation..............................................69
     10.6.  Assistance and Cooperation..........................................70
     10.7.  Straddle Period and Closing Date Tax Allocation; Straddle Period
              Tax...............................................................71
     10.8.  Pre-Closing Tax Returns Due After Closing Date......................73
     10.9.  Tax Sharing Agreements..............................................73
     10.10. Filing of Amended Returns...........................................73
     10.11. Treatment of Tax Indemnity Payments.................................73
     10.12. Tax Refunds and Tax Benefits........................................74
ARTICLE XI.  ADDITIONAL AGREEMENTS..............................................74
     11.1.  Survival of Representations, Warranties, Agreements and Covenants...74
     11.2.  Indemnification.....................................................75
     11.3.  Non-Compete; Non-Solicitation.......................................81
     11.4.  Books and Records; Tax Matters......................................82
     11.5.  Transition Services.................................................83
     11.6.  Acquisition of Rights to Confidentiality............................84
     11.7.  Orbital Matters.....................................................84
ARTICLE XII. MISCELLANEOUS......................................................84
     12.1.  Termination.........................................................84
     12.2.  Assignment; No Third-Party Beneficiaries............................85
     12.3.  Notices.............................................................86
     12.4.  Choice of Law.......................................................87
     12.5.  Entire Agreement; Amendments and Waivers............................88
     12.6.  Counterparts........................................................88
     12.7.  Invalidity..........................................................88
     12.8.  Expenses............................................................88
     12.9.  Publicity...........................................................88
     12.10. Disputes............................................................89

                                TABLE OF EXHIBITS

Exhibit A      Form of Certificate of Amendment
Exhibit B      Form of Certificate of Merger
Exhibit C      Form of Escrow Agreement
Exhibit D      Form of Exchange Agreement
Exhibit E      Matters to be covered by Legal Opinions
Exhibit F      Form of Stockholder Release

                                                                  Execution Copy
                          AGREEMENT AND PLAN OF MERGER


               This Agreement and Plan of Merger (this "Agreement") is entered into as of May 25, 2001 by and among Orbital Sciences Corporation, a Delaware corporation ("Orbital"), Magellan Corporation, a Delaware corporation ("M Company"), Thales North America Inc., a Delaware corporation ("T Parent"), and Thomson-CSF Electronics Inc., a Delaware corporation ("T Company").

                                    RECITALS

               A. Upon the terms and subject to the conditions set forth in this Agreement, M Company and T Company will enter into a business combination transaction pursuant to which T Company will merge with and into M Company (the "Merger"), with M Company continuing as the surviving corporation ("Surviving Corporation").

               B. The respective Boards of Directors of Orbital, M Company, T Parent and T Company, including a special independent committee of the Board of Directors of M Company, have determined that the Merger would be fair to and in the best interests of their respective stockholders, and each such Board has approved this Agreement and the transactions contemplated hereby. The Board of Directors of M Company, including the special independent committee of the Board, has declared the advisability of this Agreement and recommended approval and adoption of this Agreement and the Merger by the stockholders of M Company.

               C. In order to induce T Parent and T Company to enter into this Agreement, concurrently herewith Orbital and certain other stockholders of M Company are entering into a Stockholder Support Agreement (the "Stockholder Support Agreement") pursuant to which, among other things, each such stockholder has agreed to vote in favor of approval and adoption of this Agreement.

               D. Orbital, M Company, T Parent and T Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also prescribe various conditions to the Merger.

                                    AGREEMENT

               NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto agree as follows:

                                   ARTICLE I.
                                   DEFINITIONS

        1.1. DEFINED TERMS. As used herein, the terms below shall have the following meanings:

               "Action" means any action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding or investigation.

               "Affiliate" of a Person means any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. The term "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any Person; means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

               "Affiliated Group" means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under any similar provision of state, local or foreign law.

               "Agreement" means this Agreement and Plan of Merger, including the M Company Schedule and T Company Schedule, dated as of May 25, 2001, by and among Orbital, M Company, T Parent and T Company, and all amendments hereto made in accordance with Section 12.5.

               "Ancillary Agreements" means the Purchase Agreement, the Stockholder Support Agreement and the Escrow Agreement.

               "Assets" means with respect to any Person, all of its right, title and interest in and to its properties, assets and rights of any kind, whether tangible or intangible, real or personal.

               "Balance Sheet Date" means December 31, 2000.

               "Benefit Arrangement" means with respect to any Person, any employment, consulting, severance or other similar contract, arrangement or policy and each plan, arrangement (written or oral), program, agreement or commitment providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits (including any "voluntary employees' beneficiary association" as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits whether or not legally binding, which (A) is not a Welfare Plan, Pension Plan or Multiemployer Plan, (B) is or has been entered into, maintained, contributed to or required to be contributed to, by such Person, or an ERISA Affiliate thereof or under which such Person, or any ERISA Affiliate thereof may incur any liability, and (C) covers or has covered any employee or former employee of such Person, or any ERISA Affiliate thereof (with respect to their relationship with such entities).

               "Books and Records" means, with respect to any Person, (a) all product, business and marketing plans, sales and promotional literature and artwork relating to its Assets or Business, (b) all books, records, lists, ledgers, financial data, files, reports, product and design manuals, plans, drawings, technical manuals and operating records of every kind relating to its Assets or Business (including records and lists of customers, distributors, suppliers and personnel) and (c) all telephone and fax numbers used in its Business, in each case whether maintained as hard copy or stored in computer memory and whether owned by such Person or its respective Affiliates.

               "Business" means, with respect to any Person, the business of such Person as conducted on the date hereof.

               "Business Day" or "business day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the United States or France.

               "Certificate of Amendment" means the Certificate of Amendment of Certificate of Incorporation of M Company substantially in the form of Exhibit A attached hereto.

               "Certificate of Merger" means the Certificate of Merger substantially in the form of Exhibit B attached hereto.

               "CFIUS" means the Committee on Foreign Investment in the United States, an interagency committee chaired by a representative of the United States Secretary of the Treasury.

               "Closing" means the consummation of the transactions contemplated by this Agreement on the Closing Date.

               "Closing Date" means the date to be specified by Orbital, M Company and T Company, which shall be no later than the fifth business day following the satisfaction or waiver of all of the conditions set forth in
Article VIII hereof.

               "Closing Place" means such location agreed upon by the parties or, in the absence of such an agreement, the offices of Hogan & Hartson L.L.P. in Washington, D.C.

               "Code" means Internal Revenue Code of 1986, as amended, and any rules and regulations promulgated thereunder.

               "Common Stock Consideration" means $14,029,734 minus an amount equal to (i) the Minority Western Atlas Amount divided by (ii). 0.32.

               "Company Proprietary Property" means all Proprietary Rights which are used or are proposed to be used in connection with the conduct of the business of M Company as currently conducted.

               "Confidentiality Agreement" means that certain Confidential Disclosure Agreement dated December 7, 2000 by and among Orbital, M Company and T Company.

               "Consents" means, with respect to any Person, any and all licenses, permits, franchises, approvals, authorizations, novations, consents or waivers from third parties (including governmental authorities and parties to such Person's Contracts) that are (i) required for the consummation of the transactions contemplated by this Agreement or (ii) necessary in order that the Surviving Corporation can conduct the Business of M Company and the M Company Subsidiaries after the Effective Time in substantially the same manner as before the Effective Time.

               "Contracts" means, with respect to any Person, all agreements, contracts, leases, purchase orders, undertakings, covenants not to compete, employment agreements, confidentiality agreements, licenses, instruments, obligations, commitments, or other binding arrangements to which such Person is a party or by which such Person or any of its Assets are bound or affected, whether written or oral.

               "Court Order" means, with respect to any Person, any judgment, decision, consent decree, injunction, ruling or order of any federal, state or local court or governmental agency, department or authority that is binding on such Person or its property under applicable law.

               "Debt" means (i) indebtedness for borrowed money, (ii) obligations evidenced by bonds, notes, debentures or other similar instruments,
(iii) obligations to pay the deferred purchase price of property or services (excluding trade accounts payable arising in the ordinary course of business and payable to any Person other than Orbital or any Affiliate of Orbital), (iv) obligations as lessee under leases which shall have been, or should be, recorded as capital leases in accordance with GAAP, and (v) obligations under direct or indirect guarantees in respect of indebtedness or obligations of others of the kind referred to in clauses (i) through (iv).

               "Default" with respect to any Person means (a) a breach of or default under any Contract of such Person, (b) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach of or default under any such Contract, or (c) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right of termination or acceleration under any such Contract.

               "DGCL" means the General Corporation Law of the State of Delaware, as in effect from time to time.

               "Effective Time" means the time on the Closing Date when the Certificate of Merger is filed with and accepted by the Secretary of State of the State of Delaware, or such other date and time as the parties may agree in writing.

               "Employee" means each current, or retired employee, officer (including any acting officer), consultant, independent contractor, agent or director of M Company or any M Subsidiary.

               "Employee Contract" or "Employment Contract" means each management, employment, severance, consulting, non-compete, confidentiality, or similar agreement or contract with M Company or any M Subsidiary, insofar as any such Employee performs services for M Company or any M Subsidiary, pursuant to which M Company or any M Subsidiary has or may have any liability contingent or otherwise.

               "Employee Plans" means, with respect to any Person, all of its respective Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans.

               "Encumbrance" means any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other similar right of any third parties, whether voluntarily incurred or arising by operation of law, and includes any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

               "Environmental Conditions" means, with respect to any Person, the introduction into the environment of any pollution, including any contaminant, irritant or pollutant or other Hazardous Substance (whether or not such pollution constituted at the time thereof a violation of any Environmental Law as a result of any Release of any kind whatsoever of any Hazardous Substance) as a result of which such Person, has or may become liable to any other Person or by reason of which any of its Assets may suffer or be subjected to any Encumbrance.

               "Environmental Laws" means all Regulations which regulate or relate to the protection or clean-up of the environment, the use, treatment, storage, transportation, generation, manufacture, processing, distribution, handling or disposal of, or emission, discharge or other release or threatened release of, Hazardous Substances or otherwise dangerous substances, wastes, pollution or materials (whether gas, liquid or solid), the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the health and safety of persons or property, including protection of the health and safety of employees. Environmental Laws include, without limitation, the Federal Water Pollution Control Act, Resource Conservation & Recovery Act, Clean Water Act, Safe Drinking Water Act, Atomic Energy Act, Occupational Safety and Health Act, Toxic Substances Control Act, Clean Air Act, Comprehensive Environmental Response, Compensation and Liability Act, Hazardous Materials Transportation Act and all analogous or related federal, state or local law.

               "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated or proposed thereunder.

               "ERISA Affiliate" means, with respect to any Person, any entity which is (or at any relevant time was) a member of a "controlled group of corporations," under "common control," or an "affiliated service group" with such Person as defined in Section 414(b), (c) or (m) of the Code or is under "common control" with such Person within the meaning of Section 4001(a)(14) of ERISA.

               "Escrow Agent" means SunTrust Bank, a Georgia banking corporation.

               "Escrow Agreement" means the Escrow Agreement, to be dated the Closing Date, by and among T Company, Orbital, OrbNav and the Escrow Agent, substantially in the form of Exhibit C attached hereto, with such modifications as may be reasonably requested by the Escrow Agent.

               "Escrow Amount" shall mean $4,000,000 of the Preferred Stock Consideration payable to holders of M Company Preferred Stock pursuant to
Section 3.2 hereof, to be deposited with the Escrow Agent on the Closing Date.

               "Exchange Agreement" means the exchange agreement between M Company and Orbital, substantially in the form of Exhibit D attached hereto.

               "Exon-Florio Provision" means Section 721 of the Defense Production Act of 1950, as amended, and the rules and regulations promulgated thereunder.

               "Fixtures and Equipment" means, with respect to any Person, all of the furniture, fixtures, furnishings, office equipment, development tools and equipment, lab equipment, spare parts, tooling, molds, mask sets, database tapes, test tapes, test fixtures and equipment, patterns, dies, computers and software (including any source or object codes therefore or documentation relating thereto and computer aided design equipment and software), and other tangible personal property owned by such Person, wherever located and including any such Fixtures and Equipment in the possession of any of its respective suppliers or other vendors.

               "FOCI" means Foreign Ownership Control and Influence, as addressed in the National Industrial Security Program Operating Manual ("NISPOM"), DoD 5220.22-M.

               "GAAP" means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession, which are applicable to the facts and circumstances on the date of determination.

               "Hazardous Substance" means any pollutants, contaminants, chemicals, waste and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical or chemical compound or hazardous substance, material or waste, whether solid, liquid or gas, including any quantity of asbestos in any form, urea formaldehyde, PCB's, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives, radioactive substance, waste waters, sludges, slag and any other substance, material or waste that is subject to regulation, control or remediation under any Environmental Laws.

               "Intercompany Debt Taxes" means any Taxes arising from the contribution or cancellation that may occur under Section 7.8.

               "IRS" means the U.S. Internal Revenue Service.

               "Inventory" means, with respect to any Person, all merchandise owned and intended for resale and all raw materials, work in process, finished goods, wrapping, supply and packaging items and similar items, whether or not located on the premises, on consignment to a third party, or in transit or storage.

               "Law" or "Laws" means all foreign, federal, state and local statutes, laws, ordinances, regulations, rules, resolutions, orders, tariffs, determinations, writs, injunctions, awards (including, without limitation, awards of any arbitrator), judgments and decrees applicable to the specified Person and to the businesses and Assets thereof (including, without limitation, laws relating to securities registration and regulation; the sale, leasing, ownership or management of real property; employment practices, terms and conditions, and wages and hours; building standards, land use and zoning; safety, health and fire prevention; export control; and environmental protection, including Environmental Laws).

               "Liabilities" means, with respect to any Person, any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by such Person of any type, whether accrued, absolute, contingent, matured, unmatured, liquidated, unliquidated, known or unknown.

               "Losses" means, collectively, any and all out of pocket costs, losses, taxes, liabilities, obligations, damages, lawsuits, deficiencies, claims, demands, and expenses (whether or not arising out of third-party claims), including but not limited to interest, penalties, costs of mitigation, losses in connection with any Environmental Law (including any clean-up or remedial action), damages to the environment, attorneys' fees and all amounts paid in investigation, defense or settlement of any of the foregoing, in each case after taking into account any insurance proceeds received by the indemnified Person and related tax benefits.

               "M Company Balance Sheet" means the consolidated balance sheet of M Company as of the Balance Sheet Date.

               "M Company Common Stock" means the issued and outstanding shares of the common stock, $0.01 par value per share, of M Company.

               "M Company Credit Facility" means the Loan and Security Agreement dated March 16, 1998 between Silicon Valley Bank and M Company, as amended.

               "M Company Financial Statements" means the draft consolidated financial statements of M Company as of, and for the twelve months ended, December 31, 2000 and its balance sheet as of December 31, 1999, copies of which are included in Section 5.14 of the M Company Schedule.

               "M Company Material Adverse Change" or "M Company Material Adverse Effect" means any change, effect or event that, individually or when taken together with other changes, effects or events, is or is reasonably likely to be materially adverse to the financial condition, business, results of operations, assets, liabilities or operations of M Company and the M Company Subsidiaries, taken as a whole, except for adverse changes, effects or events caused by (i) changes in the economy generally or in the market for consumer or industrial global positioning systems generally and not specifically relating to M Company or any M Subsidiary, (ii) the payment of reasonable out of pocket fees and expenses (including legal, accounting, investment banking and other fees and expenses incurred in connection with the transactions contemplated by this Agreement), or the payment of any amounts due to, or the provision of any other benefits (including the benefits relating to the acceleration of stock options) to any officers or employees under employment contracts, employee benefit plans or severance arrangements in existence on the date of this Agreement, and (iii) any change in GAAP or applicable Laws or Regulations.

               "M Company Options" means options to purchase M Company Common Stock granted by M Company prior to the Closing Date pursuant to the M Company Stock Option Plans.

               "M Company Schedule" means the Disclosure Schedule dated as of the date hereof delivered by M Company to T Company.

               "M Company Stock Option Plans" means the Ashtech Inc. 1995 Stock Option/Stock Issuance Plan, the M Company 1996 Stock Option Plan and the M Company 1998 Stock Option Plan, each, as amended.

               "M Company Subsidiary" or "M Subsidiary" means any and all Subsidiaries of M Company.

               "Merger" means the merger of T Company into M Company in accordance with this Agreement and the Certificate of Merger.

               "Minority Escrow Amount" means $500,000 of the Common Stock Consideration payable to the holders of Minority M Company Common Stock pursuant to Section 3.3 hereof, to be deposited with the Escrow Agent on the Closing Date, provided, however, that, if the Western Atlas Litigation is settled as described in the first sentence of Section 7.11, then the Minority Escrow Amount shall be zero.

               "Minority M Company Common Stock" means all of the outstanding shares of M Company Common Stock owned by holders other than Orbital.

               "Minority Western Atlas Amount" means the lesser of (i) $500,000 or (ii) 32% of the Western Atlas Amount; provided, however, that if the Western Atlas Litigation is not settled as described in the first sentence of Section
7.11 on or prior to the Closing Date, then the Minority Western Atlas Amount shall be zero.

               "Multiemployer Plan" means, with respect to any Person, any "multiemployer plan," as defined in Sections 4001(a)(3) of ERISA or 3(37) of the Code, (A) which such Person or any ERISA Affiliate thereof maintains, administers, contributes to or is required to contribute to, or, after September 25, 1980, maintained, administered, contributed to or was required to contribute to, or under which such Person or any ERISA Affiliate thereof may incur any liability and (B) which covers any employee or former employee of such Person or any ERISA Affiliate thereof (with respect to their relationship with such entities).

               "Net Debt Amount" means the result of the following calculation:

               (i) the aggregate amount of all Debt of M Company and the M Subsidiaries; plus

               (ii) the aggregate additional amount available to be borrowed under the M Company Credit Facility; minus

               (iii) lesser of (x) $800,000 or (y) the aggregate amount of all cash and cash equivalents of M Company and the M Subsidiaries plus the aggregate additional amount available to be borrowed under the M Company Credit Facility; minus

               (iv) the aggregate amount, if any, paid by Orbital to Silicon Valley Bank pursuant to the M Company Credit Facility (x) to cure a default occurring after the date hereof or (y) to satisfy a demand for payment made by Silicon Valley Bank and which, at the time of payment, is required to be paid under the terms of the M Company Credit Facility, in each case on a consolidated basis, as of the Closing Date, calculated in accordance with GAAP.

               "Orbital Debt" means the aggregate indebtedness of M Company and the M Subsidiaries to Orbital or any Subsidiary of Orbital (other than M Company or the M Subsidiaries), including the principal amount(s) and any accrued and unpaid interest or fees.

               "Orbital Taxes" means (i) all Taxes arising in the Pre-Closing Tax Period and the portion of the Taxes for any Straddle Period allocable to the period up to and including the Closing Date under Section 10.7(a) and (ii) any Taxes arising from any retirement, redemption, cancellation, satisfaction or contribution to capital of indebtedness of M Company or any M Subsidiary occurring in the Pre-Closing Tax Period, but excluding for these purposes any
Section 338 Taxes, any Intercompany Debt Taxes (unless such Section 338 Taxes and Intercompany Debt Taxes would not have been incurred but for a breach referred to in Section 10.1(a)(ii)), and any Taxes arising from any actions taken after the Effective Time by T Company, T Parent, Surviving Corporation or any M Company Subsidiary.

               "PBGC" means the Pension Benefit Guaranty Corporation.

               "Pension Plan" means, with respect to any Person, any "employee pension benefit plan" as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) (A) which such Person or any ERISA Affiliate thereof maintains, administers, contributes to or is required to contribute to, or, within the six years prior to the Closing Date, maintained, administered, contributed to or was required to contribute to, or under which such Person or any ERISA Affiliate thereof may incur any liability and (B) which covers any employee or former employee of such Person or any ERISA Affiliate thereof (with respect to their relationship with such entities).

               "Permits" means all licenses, permits, franchises, approvals, or authorizations of any governmental authority, whether foreign, federal, state or local.

               "Person" means any person or entity, whether an individual, trustee, corporation, limited liability company, general partnership, limited partnership, trust, unincorporated organization, business association, firm, joint venture, governmental agency or authority or any other entity.

               "Post-Closing Tax Period" means any Tax period beginning after the Closing Date.

               "Post-Closing Tax Return" means any Tax Return that is required to be filed by M Company or any M Subsidiary with respect to a Post-Closing Tax Period.

               "Pre-Closing Tax Period" means any Tax periods or portions thereof ending on or before the Closing Date.
               "Pre-Closing Tax Return" means any Tax Return that is required to be filed with respect to M Company or any M Subsidiary with respect to a Pre-Closing Tax Period.

               "Preferred Stock Consideration" means (i) Forty-Three Million Five Hundred Thousand Dollars ($43,500,000) minus (ii) the Net Debt Amount minus
(iii) the total amount of transaction bonuses and change of control payments made or required to be made by M Company or any M Subsidiary in connection with the transactions contemplated hereby minus (iv) the Common Stock Consideration minus (v) the Western Atlas Amount.

               "Proprietary Rights" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, revisions, divisions, extensions and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, domain names and corporate names, together with all translations, adaptations, derivations, and combinations thereof, and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith, (d) all mask works and all applications, registrations and renewals in connection therewith, (e) all trade secrets and confidential business information (including but not limited to research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, methods, schematics, technology, flowcharts, block diagrams, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (f) all computer software in whatever form (including data and related documentation), (g) all copies and tangible embodiments of any of the foregoing (in whatever form or medium) and (h) all licenses, sublicenses, permissions or Contracts in connection with any of the foregoing.

               "Purchase Agreement" means the Purchase Agreement, dated as of the date hereof, by and among Orbital, Orbital Navigation Corporation, a Delaware corporation ("OrbNav"), and T Parent.

               "Regulations" means any laws, statutes, ordinances, regulations, rules, notice requirements, court decisions, agency guidelines, principles of law and orders of any foreign, federal, state or local government and any other governmental department or agency, including Environmental Laws, energy, motor vehicle safety, public utility, zoning, building and health codes, occupational safety and health and laws respecting employment practices, employee documentation, terms and conditions of employment and wages and hours.

               "Related Party" means as to any Person, any of such Person's officers and directors, any Affiliate thereof or the respective officers and directors of any such Affiliate, or any other Person in which any of the foregoing Persons have any direct or material indirect interest.

               "Release" means and includes any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment or the workplace of any Hazardous Substance, and otherwise as defined in any Environmental Law.

               "Representative" means any officer, director, principal, attorney, accountant, agent, employee or other representative of any Person.

               "Section 338 Taxes" means any Taxes arising from any Section 338(g) or similar election under federal, state, local or foreign tax law made by T Parent with respect to the acquisition of M Company or any M Company Subsidiary.

               "Stockholders" means all holders of M Company Common Stock or the M Company Preferred Stock outstanding immediately prior to the Effective Time.

               "Straddle Period" means a Tax period or year commencing before and ending after the Closing Date.

               "Straddle Return" means a Tax Return for a Straddle Period.

               "Subsidiary" means, with respect to any Person, (A) any corporation in an unbroken chain of corporations beginning with such Person if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain; (B) any partnership in which such Person is a general partner; (C) any partnership in which such Person possesses a 50 percent or greater interest in the total capital or total income of such partnership; or (D) any limited liability company, joint venture, association or other entity in which such Person possesses a direct or indirect 50 percent or greater equity interest.

               "Surviving Corporation" means M Company after the Effective Time.

               "T Company Schedule" means the Disclosure Schedule dated as of the date hereof delivered by T Company to M Company.

               "Tax Return" means any report, return, document, declaration, claim for refund or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including any schedule or attachment thereto, information returns, and any documents with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration, claim for refund or other information, including any amendment thereto.

               "Taxes" means any and all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security (or similar), retirement, unemployment, occupation, use, service, license, net worth, payroll, franchise, employment, severance, stamp, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, value-added, disability, alternative or add-on minimum, estimated and transfer and recording, imposed by the Internal Revenue Service or any taxing authority (whether domestic or foreign, including any federal, state, county, local or foreign government or any subdivision or taxing agency thereof (including a U.S. possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, whether disputed or not, or with respect to, any such taxes, charges, fees, levies or other assessments.

               "To the best knowledge" or "knowledge" of a party (or similar phrases) means to the extent of matters (i) which are actually known by (x) its executive officers (including James Wright), in the case of Orbital, (y) by Michael Griffin, Terry Nimmo, Thomas Hunter, Todd Townsend, Mark Wilmoth, Anatole Lokshin and James Wright, in the case of M Company, or (z) by its executive officers, including but not limited to Rod Manning, Bill Diaz and David Brandies in the case of T Company or T Parent, or (ii) which, based on facts of which such Person is aware, would be known to a reasonable Person in similar circumstances.

               "WARN" means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any rules and regulations promulgated thereunder.

               "Welfare Plan" means with respect to any Person any "employee welfare benefit plan" as defined in Section 3(1) of ERISA, (A) which such Person or any ERISA Affiliate thereof maintains, administers, contributes to or is required to contribute to, or under which such Person or any ERISA Affiliate thereof has or may incur any liability and (B) which covers any employee or former employee of such Person or any ERISA Affiliate (with respect to their relationship with such entities) thereof.

               Western Atlas Amount" means Western Atlas Costs minus the lesser of (a) $1,800,000 or (b) fifty percent (50%) of Western Atlas Costs.

               "Western Atlas Costs" shall mean the aggregate of all claims, judgments, costs, losses, fees, damages (including without limitation statutory and punitive damages), settlements, past, present and future royalties, fines, expenses, including, without limitation, interest, court costs and attorneys' fees arising out of, based upon or relating in any way to any Western Atlas Event.

               "Western Atlas Event" shall mean any or all of the following: (1) Western Atlas Litigation; (2) infringement of, interference with, or misappropriation of Intellectual Property rights, that are the subject of the Western Atlas Litigation and all related applications including, but not limited to: (a) all patents and applications that claim priority (directly or indirectly) to patents in suit; (b) all patents and applications from which such patents in suit claim priority (directly or indirectly); and (c) all continuations, continuations-in-part, divisionals, reissues, reexaminations and foreign counterparts, (collectively, "Western Atlas IP") and (3) obtaining a license to any Western Atlas IP (including the payment of future royalties).

               "Western Atlas Litigation" shall mean the litigation entitled, Western Atlas International, Inc. v. M Company, Orbital (U.S. Dist. Ct., Southern Dist. of Texas (Houston Division) C.A. No. H-01-1178).


        1.2. OTHER DEFINED TERMS. The following terms shall have the meanings defined for such terms in the Sections set forth below:

               Term                                                   Section
               ----                                                   -------
               Agreement                                              Preamble
               Certificates                                           3.5
               Designated Executive Officer(s)                        12.10(a)
               Dissenting Shares                                      3.7
               Environmental Permits                                  5.27(b)
               FAR                                                    5.29(a)
               ICC                                                    12.10(b)
               Indemnified Party(ies)                                 11.2(d)

               Term                                                   Section
               ----                                                   -------
               Indemnifying Party(ies)                                11.2(d)
               Material Contracts                                     5.11(a)
               M Company                                              Preamble
               M Company Preferred Stock                              2.1
               M Foreign Companies                                    5.22(j)
               Orbital                                                Preamble
               Rules                                                  12.10(b)
               T Company                                              Preamble


        1.3.   INTERPRETATION PROVISIONS.

               (a) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, schedule and exhibit references are to this Agreement unless otherwise specified. The meaning of defined terms shall be equally applicable to the singular and plural forms of the defined terms. The term "or" is disjunctive but not necessarily exclusive. The terms "include" and "including" are not limiting and mean "including without limitation."

               (b) References to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto through the relevant date.

               (c) References to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

               (d) The captions and headings of this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

               (e) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against either party.

               (f) The schedules and exhibits to this Agreement are a material part hereof and shall be treated as if fully incorporated into the body of the Agreement.

                                   ARTICLE II.
                       CONVERSION OF ORBITAL DEBT; MERGER


        2.1. AUTHORIZATION OF PREFERRED STOCK. Prior to the Effective Time, M Company will authorize the issuance and sale of up to one share of its Series A Preferred Stock (the "M Company Preferred Stock"), having an aggregate liquidation preference equal to the amount of the Orbital Debt and having the other rights, privileges, preferences and restrictions set forth in the Certificate of Amendment.


        2.2. CONVERSION OF ORBITAL DEBT. Prior to the Effective Time, Orbital and M Company shall enter into the Exchange Agreement pursuant to which, immediately prior to the Effective Time, the Orbital Debt shall be converted into a total of one share of M Company Preferred Stock, having an aggregate liquidation preference equal to the amount of the Orbital Debt and having the other rights, privileges, preferences and restrictions set forth in the Certificate of Amendment.


        2.3. FILINGS WITH THE DELAWARE SECRETARY OF STATE. Subject to the provisions hereof, on or prior to the Closing Date, (i) M Company shall execute the Certificate of Amendment and file it with the Delaware Secretary of State in accordance with the DGCL, and (ii) M Company and T Company shall execute the Certificate of Merger and file it with the Delaware Secretary of State in accordance with the DGCL.


        2.4. MERGER. At the Effective Time, subject to the terms and conditions set forth in this Agreement and in accordance with the DGCL:

               (a) the Merger shall become effective, T Company shall merge into M Company, the separate existence of T Company shall cease, and M Company shall continue as the Surviving Corporation;

               (b) the Certificate of Incorporation of M Company as in effect immediately prior to the Effective Time shall continue as the Certificate of Incorporation of Surviving Corporation (subject always to the rights of Surviving Corporation to amend its Certificate of Incorporation after the Effective Time in accordance with applicable law);

               (c) the Bylaws of M Company as in effect immediately prior to the Effective Time shall continue as the Bylaws of Surviving Corporation, until altered, amended, or repealed;

               (d) the directors of T Company immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

               (e) the officers of T Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.


        2.5. FURTHER ASSURANCES. T Company agrees that if, at any time after the Effective Time, Surviving Corporation shall consider or be advised that any further deeds, assignments, or assurances are reasonably necessary or desirable to vest, perfect, or confirm in Surviving Corporation title to any property or rights of T Company, Surviving Corporation and its proper officers and directors may execute and deliver all such proper deeds, assignments, and assurances as are reasonably necessary and do all other things reasonably necessary or desirable to vest, perfect or confirm title to such property or rights in Surviving Corporation and otherwise to carry out the purpose of this Agreement, in the name of T Company or otherwise and T Parent shall cooperate in all respects with all such actions.


                                  ARTICLE III.
                      EFFECT OF THE MERGER ON CAPITAL STOCK


        3.1. CONVERSION OF T COMPANY SHARES. At the Effective Time, each issued and outstanding share of capital stock of T Company shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into an issued and outstanding share of the same class of capital stock of Surviving Corporation.

        3.2. CONVERSION OF M COMPANY PREFERRED STOCK. At the Effective Time, each share of M Company Preferred Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive an amount in cash, without interest, equal to (i) the Preferred Stock Consideration divided by (ii) the total number of shares of M Company Preferred Stock outstanding immediately prior to the Effective Time, subject to the holdback of the Escrow Amount to be deposited with the Escrow Agent pursuant to Section
3.10. Any liquidation preference attributable to the M Company Preferred Stock shall be waived to the extent necessary to permit the payment of the Common Stock Consideration to the holders of M Company Common Stock as set forth in
Section 3.3 hereof.

        3.3. CONVERSION OF M COMPANY COMMON STOCK. At the Effective Time, each share of M Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 3.4 and any Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive an amount in cash, without interest, equal to (i) the Common Stock Consideration divided by (ii) the total number of shares of M Company Common Stock outstanding immediately prior to the Effective Time, subject to the holdback of the Minority Escrow Amount to be deposited with the Escrow Agent if required pursuant to Section 3.10.

        3.4. CANCELLATION OF TREASURY STOCK. Each share of M Company Common Stock that is owned by M Company shall automatically be canceled and retired and shall cease to exist without payment of any consideration therefor.


        3.5.   CERTIFICATE SURRENDERS AND TRANSFERS.

               (a) Exchange Agent. On the Closing Date, T Company shall deposit with the Exchange Agent for exchange in accordance with this Article III, an amount in cash equal to (i) the Common Stock Consideration minus the Minority Escrow Amount, and (ii) the Preferred Stock Consideration minus the Escrow Amount.

               (b) Exchange Procedures. Within five (5) business days after the Effective Time, Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of capital stock of M Company (the "Certificates") and which shares were converted into the right to receive cash pursuant to Section 3.2 or Section 3.3 hereof, (i) a letter of transmittal in customary form and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the right to receive cash. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefore such holder's portion of the Common Stock Consideration or Preferred Stock Consideration determined pursuant to Section
3.3 or Section 3.2, as applicable (less such holder's portion of the Escrow Amount or the Minority Escrow Amount, as applicable). Until surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of capital stock of M Company, will be deemed from and after the Effective Time, for all corporate purposes, to evidence the right to receive the amount of cash into which such shares of capital stock of M Company shall have been so converted pursuant to Section 3.2 or Section 3.3 hereof, as applicable (subject to the holdback of such holder's portion of the Escrow Amount or Minority Escrow Amount, as applicable).

               (c) No Transfers After the Effective Time. After the Effective Time, there shall be no transfers of any shares of M Company Preferred Stock or M Company Common Stock on the stock transfer books of the Surviving Corporation.

        3.6. TAKING OF NECESSARY ACTION; FURTHER ACTION. Each of M Company and T Company shall take all such reasonable lawful action as may be necessary or appropriate in order to effect the Merger in accordance with this Agreement as promptly as practicable.

        3.7. DISSENTING SHARES. Notwithstanding any other provision of this Agreement to the contrary, if there are any shares of M Company Common Stock that are outstanding immediately prior to the Effective Time and which are held by Stockholders who shall have not consented to the Merger in writing and who shall have properly delivered a written demand for appraisal of such shares in accordance with Section 262 of the DGCL and other provisions of applicable law and shall not have failed to perfect or shall not have effectively withdrawn such demand or otherwise lost their appraisal rights (the "Dissenting Shares"), such Stockholders shall be entitled to have such shares of M Company capital stock held by them appraised in accordance with the provisions of Section 262 of the DGCL and other provisions of applicable law and shall be entitled to receive payment from Surviving Corporation in the amount of the "fair value" of their Dissenting Shares, except that all Dissenting Shares held by Stockholders who, immediately prior to the Effective Time, shall have failed to perfect or shall have effectively withdrawn or otherwise lost their right to appraisal of such shares of M Company capital stock under such Section 262 and other provisions of applicable law shall thereupon be deemed to have been converted into and represent only the right to receive the amount per share set forth in Section
3.3 upon surrender to the Exchange Agent pursuant to Section 3.5 hereof. Notwithstanding the foregoing, M Company shall not, except with the prior written consent of T Company, voluntarily make any payment with respect to any demands for appraisals of M Company Common Stock, or offer to settle or settle any such demands or approve any withdrawal of any such demands.

        3.8. WITHHOLDING RIGHTS. The Exchange Agent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement to any holder of Certificates such amounts as it is required by Regulations to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Exchange Agent or the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of M Company Preferred Stock or M Company Common Stock in respect of which such deduction and withholding was made.

        3.9.   TREATMENT OF M COMPANY OPTIONS.

               (a) Section 3.9 of the M Company Schedule sets forth a true and complete list as of the date hereof of all holders of outstanding options under the M Company Stock Option Plans, including the number of shares of M Company capital stock subject to each such option, the exercise price per share and the term of each such option. Two business days prior to the Closing Date, M Company shall deliver to T Company an updated Section 3.9 of the M Company Schedule current as of such date.

               (b) Each outstanding M Company Option, (i) granted under the M Company 1996 Stock Option Plan shall fully vest and become exercisable immediately prior to the consummation of the Merger, and to the extent not exercised, such option shall be canceled at the Effective Time; (ii) granted under the M Company 1998 Stock Option Plan shall fully vest and become exercisable for all of the shares at the time subject to such option, for a period of no more than 15 days prior to the scheduled consummation of the Merger, and to the extent not exercised, such option shall be canceled at the Effective Time, and (iii) granted under the Ashtech Inc. 1995 Stock Option/ Stock Issuance Plan shall be canceled at the Effective Time.

               (c) Prior to the Effective Time, M Company shall take all steps necessary to cause the M Company Stock Option Plans to be terminated as of the Effective Time and to otherwise make any amendments to the terms of such stock option plans that are necessary to give effect to the transactions contemplated by this Agreement.

        3.10.  ESCROW ARRANGEMENTS.

               Notwithstanding the other provisions of Article III, on the Closing Date, T Company shall deposit with the Escrow Agent the Escrow Amount and the Minority Escrow Amount, if any, to be deposited into escrow accounts pending determination of potential indemnification claims under this Agreement. The Escrow Amount and the Minority Escrow Amount, if any, shall be held by the Escrow Agent subject to the terms of the Escrow Agreement.


                                   ARTICLE IV.
                         REPRESENTATIONS AND WARRANTIES
                            OF T PARENT AND T COMPANY

               Except as set forth on the T Company Schedule, T Parent and T Company jointly and severally represent and warrant to Orbital and M Company as follows:

        4.1. ORGANIZATION. Each of T Parent and T Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of T Parent and T Company has full corporate power and authority to conduct its Business as it is presently being conducted and to own or lease, as applicable, its Assets.

        4.2. AUTHORIZATION. Each of T Parent and T Company has all necessary corporate power and authority to enter into this Agreement and each of the Ancillary Agreements to which it is a party and has taken or will take prior to the Effective Time all action necessary to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements by T Parent and T Company, and the performance by each of T Parent and T Company of its respective obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by each of their respective Boards of Directors and stockholders. This Agreement has been duly executed and delivered by each of T Parent and T Company and constitutes a legal, valid and binding obligation of each of T Parent and T Company enforceable against each of them in accordance with its terms, except as enforceability may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors and general principles of equity. The Ancillary Agreements to which either of T Parent or T Company is party will be effective as of the Effective Time, duly and validly executed by T Parent and/or T Company, and will be legal, valid and binding obligations of T Parent and/or T Company, enforceable against T Parent and/or T Company in accordance with their respective terms, except as enforceability may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors and general principles of equity.

        4.3. OFFICERS AND DIRECTORS. Section 4.3 of the T Company Schedule contains a list of all of the officers and directors of T Company as of the date hereof.

        4.4.   NO CONFLICT OR VIOLATION; CONSENTS.

               (a) None of the execution, delivery or performance of this Agreement, the Certificate of Merger or any Ancillary Agreement to which either T Parent or T Company is a party, the consummation of the transactions contemplated hereby or thereby, nor compliance by either of T Parent or T Company with any of the provisions hereof or thereof, will (i) violate or conflict with any provision of the governing documents of T Parent or T Company,
(ii) violate, conflict with, or result in a breach of or constitute a default (with or without notice or passage of time) under, or result in the termination of, or accelerate the performance required by, or result in a right to terminate, accelerate, modify or cancel under, or require a notice under, or result in the creation of any

Encumbrance upon any of its respective Assets under, any material Contract or other arrangement to which either of T Parent or T Company is a party or by which either of T Parent or T Company is bound or to which any of their respective material Assets are subject, (iii) violate in any material respect any applicable material Law, Regulation or Court Order or (iv) impose any material Encumbrance on any of the material Assets of either T Parent or T Company or their respective Businesses.

               (b) Except for (i) the filings with the Delaware Secretary of State contemplated by Section 2.3 hereof and (ii) applicable requirements of any antitrust Laws, including those of foreign jurisdictions, and filings and notices of the Exon-Florio Provision and FOCI related rules and regulations, no notices to, declarations, filings or registrations with, approvals or consents of, or assignments by, any Persons (including any federal, state or local governmental or administrative authorities) are necessary to be made or obtained by T Parent or T Company in connection with the execution, delivery or performance of this Agreement or any Ancillary Agreement to which T Parent or T Company is a party or the consummation of the Merger.

        4.5. NO MATERIAL IMPAIRMENT. As of the date hereof, there has not been any event, occurrence or development, including any Court Order which would prohibit or materially impair the ability of T Parent or T Company to consummate the transactions contemplated by this Agreement or any Ancillary Agreement to which T Parent or T Company is a party.

        4.6. BROKERS AND FINDERS. T Company and T Parent have not entered into any contract, arrangement or understanding with any Person or firm which may result in the obligation of T Parent or T Company to pay any finder's fees, brokerage or agent commissions or other like payments in connection with the transactions contemplated hereby.

        4.7. LITIGATION. There is no Action pending or, to the knowledge of T Parent or T Company, threatened or anticipated against, relating to or affecting T Parent or T Company, their material Assets or any of their officers and directors as such, (i) which seeks to enjoin or obtain damages in respect of the transactions contemplated hereby or by the Ancillary Agreements or (ii) with respect to which there is a reasonable likelihood of a determination which would prevent T Parent and T Company from consummating the transactions contemplated hereby and by the Ancillary Agreements.

        4.8. FINANCING. T Company will have on the Closing Date sufficient cash to pay the Preferred Stock Consideration and the Common Stock Consideration and to make all other payments necessary in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

        4.9. DISCLAIMER OF ADDITIONAL AND IMPLIED WARRANTIES. Neither T Parent nor T Company is making any representation or warranty, express or implied, of any nature whatsoever except as specifically set forth in this Agreement or the Ancillary Agreements.

        4.10.  OWNERSHIP INTEREST IN ORBITAL AND M COMPANY.

               Neither T Parent nor any entity under common control with T Parent holds, directly or indirectly, any voting stock or other rights to vote the capital stock of Orbital or any entity under common control with Orbital, nor does T Parent or any entity under common control with T Parent hold, directly or indirectly, any Assets formerly held by Orbital or any entity under common control with Orbital. As used in this Section 4.10, "hold" and "control" shall have the meanings set forth in 16 C.F.R. Sections 801.1(c) and 801.1(b), respectively.


                                   ARTICLE V.
                    REPRESENTATIONS AND WARRANTIES REGARDING
                                    M COMPANY

               Except as set forth on the M Company Schedule, Orbital and M Company jointly and severally represent and warrant to T Parent and T Company as follows:

        5.1.   ORGANIZATION OF M COMPANY.

               M Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. M Company has full corporate power and authority to conduct its Business as it is presently being conducted and to own or lease, as applicable, and operate its Assets. M Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification is necessary under applicable law as a result of the conduct of its Business or the ownership or leasing of its properties, except where the failure to be so qualified would not have, individually or in the aggregate, an M Company Material Adverse Effect. Each jurisdiction in which M Company is qualified to do business as a foreign corporation is set forth in Section 5.1 of the M Company Schedule.

        5.2    CAPITALIZATION OF M COMPANY.

               (a) The authorized capital stock of M Company consists of 110,000,000 shares of M Company Common Stock, of which as of April 1, 2001, 73,610,313 shares were issued and outstanding. M Company has no other stock authorized, issued or outstanding.

               (b) As of the date of this Agreement (i) 20,043,320 shares of M Company Common Stock are reserved for issuance upon the exercise of M Company Options granted or available for grant under the M Company Stock Option Plans,
(ii) M Company Options representing the right to purchase an aggregate of 9,290,288 shares of M Company Common Stock are outstanding under the M Company Stock Option Plans and 10,753,032 shares of M Company Common Stock are available for future grants of M Company Options under the M Company Stock Option Plans.
Section 5.2 of the M Company Schedule includes a complete and accurate list of all such outstanding M Company Options and the vesting schedules and exercise prices for such options.

               (c) Except for the M Company Options listed above and for this Agreement, there are no outstanding options, warrants, convertible securities or rights of any kind to purchase or otherwise acquire any shares of capital stock or other securities of M Company. Except for the aggregate of 20,043,320 shares of M Company Common Stock reserved for issuance upon the exercise of M Company Options granted or available for grant, no other shares of capital stock of M Company are reserved for future issuance.

               (d) All outstanding shares of M Company Common Stock are, and any shares of M Company Common Stock issued upon exercise of any M Company Option will be, validly issued, fully paid and non-assessable and not subject to any preemptive rights created by statute, M Company's Certificate of Incorporation, as amended, or M Company's Bylaws, as amended, or any M Company Contract. The shares of M Company Common Stock and M Company Options have been or will be issued in compliance with all federal and state corporate and securities laws.

               (e) Except pursuant to this Agreement, there is outstanding no vote, plan or pending proposal for any redemption of stock of M Company or merger or consolidation of M Company with or into any other entity.

        5.3.   AUTHORIZATION.

               M Company has all necessary corporate power and authority to enter into this Agreement, the Certificate of Merger and the Ancillary Agreements to which it is a party and has taken or will take prior to the Closing Date all action necessary to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement, the Certificate of Merger and the Ancillary Agreements to which M Company is a party by M Company, and the performance by M Company of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by its Board of Directors unanimously. This Agreement has been duly executed and delivered by M Company and constitutes a legal, valid and binding obligation of M Company enforceable against it in accordance with its terms, except as enforceability may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors and the general principles of equity. The Ancillary Agreements to which M Company is party, including the Certificate of Merger, will be as of the Effective Time, duly and validly executed by M Company, and will be legal, valid and binding obligations of M Company, enforceable against M Company in accordance with their respective terms, except as enforceability may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors and general principles of equity.

        5.4. OFFICERS AND DIRECTORS. Section 5.4 of the M Company Schedule contains a list of all of the officers and directors of M Company as of the date hereof.

        5.5. BANK ACCOUNTS. Section 5.5 of the M Company Schedule contains a list of all bank accounts, safe deposit boxes, and related powers of attorney of M Company and the M Subsidiaries, and persons authorized to draw thereon or have access thereto. Neither M Company nor any M Subsidiary has any outstanding powers of attorney except as contemplated above.

        5.6.   SUBSIDIARIES, ETC.

               (a) Section 5.6 of the M Company Schedule contains a list of any equity interests in a Person held by M Company or any M Subsidiary. Other than the equity interests provided on Section 5.6 of the M Company Schedule, M Company and the M Subsidiaries do not own or hold any equity interest of any kind in any Person.

               (b) Section 5.6 of the M Company Schedule lists for each M Company Subsidiary, its name, the type of entity it is, its jurisdiction and date of incorporation, organization, or formation, its officers and directors, its authorized stock, partnership capital or equivalent, the number and type of its issued and outstanding shares of capital stock, partnership interests or similar ownership interests and the current owners of its equity and their respective ownership interests therein and any jurisdictions in which it is qualified to do business as a foreign corporation, each as of the date of this Agreement. Each M Subsidiary (i) is a business entity duly organized and validly existing under the laws of its respective jurisdiction of organization, (ii) has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by such M Subsidiary and to carry on its business in all respects as currently conducted by such M Subsidiary and (iii) is duly qualified as a foreign business entity to do business and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities requires such qualification, except for such jurisdictions where failure to be so qualified would not have, individually or in the aggregate, a M Company Material Adverse Effect. Copies of the Articles or Certificate of Incorporation and Bylaws (or similar organizational documents) of each M Subsidiary heretofore delivered to T Company are accurate and complete. All of the shares of capital stock of each M Subsidiary owned by M Company are owned free and clear of any Encumbrances of any kind and such shares are fully paid and nonassessable. There are no options, warrants or rights of conversion or any other Contract relating to any M Subsidiary obligating an M Subsidiary, directly or indirectly, to issue additional shares or capital stock or other securities.

               (c) Except as set forth above, there are outstanding (i) no other shares of capital stock or other voting securities of any M Subsidiary,
(ii) no securities of M Company or any M Subsidiary convertible into or exchangeable for shares of capital stock or voting securities of any M Subsidiary, (iii) no options, preemptive rights or other rights to acquire from M Company or any M Company Subsidiary, and no obligation of M Company or any M Subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any M Subsidiary, (iv) no equity equivalent interests in the ownership or earnings of M Company or any M Company Subsidiary or other similar rights, (v) no agreements, arrangements or understandings of M Company or any M Subsidiary, to the knowledge of M

Company or any M Subsidiary, relating to or otherwise affecting the shares of capital stock of any M Subsidiary, and (vi) no rights or obligations of M Company or any M Subsidiary to repurchase, redeem or otherwise acquire any securities of any M Subsidiary. No M Subsidiary owns any capital stock or other voting securities of any other M Subsidiary.

        5.7. ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the Balance Sheet Date there has not been any:

               (a)    M Company Material Adverse Change;

               (b) failure to operate its Business and the Business of the M Subsidiaries in the ordinary course or failure to use commercially reasonable efforts to preserve such Business intact and to preserve for Surviving Corporation the continued services of the employees and independent contractors of M Company and the M Subsidiaries (other than those employees who are not expected to become employees of Surviving Corporation) and the goodwill of suppliers, customers and others having business relations with M Company or any M Subsidiaries or their Representatives;

               (c) employment, resignation or termination of any officer, or key employee, or any increase in the rate of compensation (in excess of five percent) payable or to become payable to any officer, employee or representative of M Company or any M Subsidiary, including the making of any loan to, or the payment, grant or accrual of any bonus, incentive compensation, service award or other similar benefit to, any such Person, or the addition to, modification of, or contribution to any Employee Plan of M Company or any M Subsidiary other than the extension of coverage under such plan to others who became eligible after the Balance Sheet Date;

               (d) payment, loan or advance of any amount to or in respect of, or the sale, transfer or lease of any properties or Assets of M Company or any M Subsidiary to, or entering into of any Contract with, any Related Party of M Company or any M Subsidiary, except (i) directors' fees, (ii) compensation to employees at the rates disclosed pursuant to Section 5.17(e) and (iii) advances and payments relating to indebtedness between M Company and any M Subsidiary;

               (e) sale, assignment, license, transfer or encumbrance of any Assets of M Company or any M Subsidiary, tangible or intangible, singly or in the aggregate, other than sales of products and services and licenses in the ordinary course of business and consistent with past practice;

               (f) new Material Contracts of M Company or any M Subsidiary, or extensions, modifications, terminations or renewals thereof, except for such

Contracts entered into, modified or terminated in the ordinary course of business or entered into, modified or terminated in connection with the transactions contemplated hereby or by any Ancillary Agreement;

               (g) actual or written threat of termination of any material customer account or group of accounts or actual or written threat of material reduction in purchases or royalties payable by any such customer or, to the knowledge of M Company, the occurrence of any event that is likely to result in any such termination or reduction;

               (h) disposition or lapsing of any Proprietary Rights of M Company or any M Subsidiary, in whole or in part, or, to the knowledge of M Company, any disclosure of any trade secret, process or know-how to any Person not an employee of M Company or its Affiliates except pursuant to agreements contained on Section 5.11 of the M Company Schedule;

               (i) change in accounting methods or practices by M Company or any M Subsidiary;

               (j) revaluation by M Company or any M Subsidiary of any of its respective Assets, including writing off notes or accounts receivable other than for which reserves have been established;

               (k) damage, destruction or loss (whether or not covered by insurance) that would likely have a M Company Material Adverse Effect;

               (l) declaration, setting aside or payment of dividends or distributions in respect of any stock of M Company or any redemption, purchase or other acquisition of any of M Company's equity securities (other than repurchases of common stock from employees or other service providers to M Company pursuant to agreements providing for such repurchases upon termination of such employee or service provider's employment with M Company);

               (m) issuance or reservation for issuance by M Company of any shares of stock or other equity securities or obligations or securities convertible into or exchangeable for shares of stock or other equity securities (other than the issuance of shares upon exercise of M Company Options or the issuance of M Company Preferred Stock in accordance with Section 2.2 hereof);

               (n) commitment by M Company or, to its knowledge, by its officers on its behalf to issue or reserve for issuance, any shares of stock or other equity securities or obligations or securities convertible into or exchangeable for shares of stock or other equity securities (other than the issuance of M Company Preferred Stock in accordance with Section 2.2 hereof);

               (o) increase, decrease or reclassification of M Company's authorized capital stock;

               (p) amendment of M Company's Certificate of Incorporation or Bylaws (other than pursuant to the Certificate of Amendment in accordance with Section 2.1 hereof);

               (q) capital expenditure or execution of any lease or any incurring of liability therefor by M Company or any M Subsidiary, involving payments in excess of $25,000 in the aggregate;

               (r) failure to pay any material obligation of M Company or any M Subsidiary;

               (s) cancellation of any material indebtedness or waiver of any rights of substantial value to M Company or any M Subsidiary, except in the ordinary course of business and excluding any indebtedness between M Company and any M Subsidiary;

               (t) indebtedness incurred by M Company or any M Subsidiary for borrowed money or any commitment to borrow money entered into by M Company or any M Subsidiary, or any loans made or agreed to be made by M Company or any M Subsidiary (excluding any indebtedness between M Company and any M Subsidiary) or trade indebtedness due within 180 days, other than indebtedness that, individually is less than $10,000 or in the aggregate is less than $100,000;

               (u) Liability incurred by M Company or any M Subsidiary except in the ordinary course of business, or any increase or change in any assumptions underlying or methods of calculating any bad debt, contingency or other reserves;

               (v) payment, discharge or satisfaction of any Liabilities of M Company or any M Subsidiary, other than the payment, discharge or satisfaction
(i) in the ordinary course of business of Liabilities reflected or reserved against in the M Company Financial Statements or incurred in the ordinary course of business since the Balance Sheet Date, (ii) of other Liabilities of M Company or any M Subsidiary involving $25,000 or less in the aggregate and (iii) of any indebtedness between M Company and any M Subsidiary;

               (w) acquisition by M Company or any M Subsidiary of any equity interest in any other Person; or

               (x) agreement by M Company or any M Subsidiary to do any of the foregoing.

        5.8. TITLE TO ASSETS. None of the Assets of M Company or any M Subsidiary are subject to any Encumbrances, other than (i) mechanics' liens and other statutory Encumbrances and the lien of current Taxes not yet due and payable and (ii) possible minor Encumbrances which do not, individually or in the aggregate, in any case materially detract from the value of the property subject thereto or materially impair the operations of M Company and which have arisen in the ordinary course of business.

        5.9. SUFFICIENCY OF ASSETS. The Assets of M Company and the M Subsidiaries constitute all of the assets, rights and properties, tangible or intangible, real or personal, that are required for the operation of their Business as currently conducted.

        5.10. FIXTURES AND EQUIPMENT. Section 5.10 of the M Company Schedule contains accurate lists and summary descriptions of all material Fixtures and Equipment of M Company and the M Subsidiaries. All material tangible assets and properties of M Company and the M Subsidiaries are in good operating condition and repair, normal wear and tear excepted, and are usable in the ordinary course of business.

        5.11.  CONTRACTS.

               (a) Disclosure. Section 5.11 of the M Company Schedule sets forth a complete and accurate list of all Contracts of M Company and the M Subsidiaries of the following categories that are currently enforceable with respect to any provision thereof (such contracts being the "Material Contracts"):

                      (i) Contracts not made in the ordinary course of business which are material to M Company or any M Subsidiary;

                      (ii)   Manufacturing or joint development agreements;

                      (iii)  License agreements or royalty agreements, whether
M Company or any M Subsidiary is the licensor or licensee thereunder (other than software licenses available to and used by businesses generally);

                      (iv) Confidentiality and non-disclosure agreements (whether M Company or any M Subsidiary is the beneficiary or the obligated party thereunder);

                      (v) Customer orders or sales contracts under which the customer is to make a payment after March 31, 2001 of $75,000 or more;

                      (vi) Original equipment manufacturer agreements or distributor agreements;

                      (vii)  Research agreements;

                      (viii) Output or requirement agreements;

                      (ix) Contracts involving future expenditures or Liabilities, actual or potential, in excess of $50,000 after the date hereof;

                      (x) Contracts or commitments relating to commission arrangements with others;

                      (xi) Employment Contracts, including contracts (A) to employ or terminate Employees or former Employees, other than standard at-will employment letters, a form of which has been provided to T Company or (B) that reasonably could be expected to provide for the payment after the date hereof, by M Company or any M Subsidiary any severance, termination, "golden parachute," or other similar payments to any present or former personnel following termination of employment or otherwise as a result of the consummation of the transactions contemplated by this Agreement;

                      (xii) Material indemnification agreements wherein M Company is the indemnitor entered into with its officers, directors, lessors, purchasers, licensees or licensors or otherwise (other than indemnification provided in any standard-form purchase or license agreement);

                      (xiii) Promissory notes, loans, agreements, indentures, evidences of indebtedness, letters of credit, guarantees, or other instruments relating individually to an obligation to pay money in excess of $25,000, whether M Company or any M Subsidiary shall be the borrower, lender or guarantor thereunder (excluding credit provided by M Company or any M Subsidiary in the ordinary course of business to purchasers of its products, obligations to pay vendors in the ordinary course of business and obligations to employees for accrued salary, vacation, benefits or for reimbursable expenses);

                      (xiv) Contracts containing covenants limiting the freedom of M Company or any M Subsidiary or any officer, director, employee or Affiliate of M Company or any M Subsidiary, to engage in any line of business or compete with any Person that relates directly or indirectly to its Business or the Business of T Company or the T Subsidiaries;

                      (xv) Any material Contract with the federal, state or local government or any agency or department thereof (excluding purchase orders for off-the-shelf products);

                      (xvi) Any Contract with a Related Party of M Company, including Orbital, or any M Subsidiary (other than with respect to M Company Options); and

                      (xvii) Leases of real or personal property individually obligating M Company to pay in excess of $50,000.

True, correct and complete copies of all of the Contracts listed on Section 5.11 of the M Company Schedule, including all amendments and supplements thereto, have been, or will have been prior to the Effective Time, made available to T Company.

               (b) Absence of Defaults. All Material Contracts of M Company and any M Subsidiary are valid, binding and enforceable in accordance with their terms with no existing (or to the knowledge of M Company, threatened) Default or dispute. M Company and each M Subsidiary have fulfilled, or taken all action necessary to enable them to fulfill when due, all of their material obligations under each of such Contracts. To the knowledge of M Company, all parties to such Contracts have complied in all material respects with the provisions thereof, no party is in Default thereunder and no written notice of any claim of Default has been given to M Company or any M Subsidiary. M Company has no reason to believe that the products and services called for by any unfinished Contracts of M Company or any M Subsidiary cannot be supplied in accordance with the terms of such Contract, including time specifications.

               (c) Product Warranty. To the best knowledge of M Company, neither M Company nor any M Subsidiary has committed any act, and there has been no omission, which may result in, and there has been no occurrence which may give rise to, product liability or Liability for breach of warranty (whether covered by insurance or not) on the part of M Company or any M Subsidiary, with respect to products designed, manufactured, assembled, sold, repaired, maintained, delivered or installed or services rendered prior to or on the Closing Date other than as set forth in the M Company Financial Statements or as may have occurred in the ordinary course of business.

               (d) Real Property Matters. Neither M Company nor any M Subsidiary owns any real property.

        5.12.  NO CONFLICT OR VIOLATION; CONSENTS.

               (a) None of the execution, delivery or performance of this Agreement or any Ancillary Agreement to which M Company is a party, the consummation of the transactions contemplated hereby or thereby, or compliance by M Company with any of the provisions hereof or thereof, will (i) violate or conflict with any provision of the Certificate of Incorporation, as amended, or Bylaws, as amended of M Company, (ii) violate, conflict with, or result in a breach of or constitute a default (with or without notice or passage of time) under, or result in the termination of, or accelerate the performance required by, or result in a right to terminate, accelerate, modify or cancel under, or require a notice under, or result in the creation of any Encumbrance upon any of its material Assets under, any Material Contract, (iii) violate in any material respect any applicable material Law, Regulation or Court Order or (iv) impose any material Encumbrance on any Assets of M Company or any M Subsidiaries or their Business.

               (b) Except for (i) the filings with the Delaware Secretary of State contemplated by Section 2.3 hereof, (ii) applicable requirements of any antitrust Laws, including those of foreign jurisdictions, and filings and notices under the Exon-Florio Provision and FOCI related rules and regulations,
(iii) applicable requirements of federal and state securities laws, (iv) notice to and approval by the Stockholders of the transactions contemplated by this Agreement, and (v) any novations or Consents that may be required in connection with any Contract with the United States Government (as defined in Section 5.29 hereof), no notices to, declarations, filings or registrations with, approvals, authorizations, permissions or Consents of, or assignments by, any Persons (including any federal, state or local governmental or administrative authorities) are necessary to be made or obtained by M Company or any M Subsidiary in connection with the execution, delivery or performance of this Agreement or any Ancillary Agreement to which M Company is a party or the consummation of the Merger.

        5.13. PERMITS. Section 5.13 of the M Company Schedule sets forth a complete list of all material Permits of M Company and each M Subsidiary. M Company and each M Subsidiary have, and at all times have had, all material Permits required under any applicable Regulation in the operation of their Business or in the ownership of their Assets, and own or possess such Permits free and clear of all Encumbrances. Neither M Company nor any M Subsidiary is in default, nor has M Company or any M Subsidiary received any notice of any claim of default, with respect to any such material Permit. Except as otherwise governed by law, all such material Permits are renewable by their terms or in the ordinary course of business, and will not be adversely affected by the completion of the transactions contemplated by this Agreement.

        5.14.  FINANCIAL STATEMENTS; BOOKS AND RECORDS.

               (a) The M Company Financial Statements, are complete in all material respects, are in accordance with the Books and Records of M Company and the M Subsidiaries in all material respects, fairly present the Assets, Liabilities and financial condition and results of operations of M Company and the M Subsidiaries indicated thereby in accordance with GAAP consistently applied throughout the periods covered thereby.

               (b) M Company and the M Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed with management's authorizations, (ii) transactions are recorded as necessary to permit preparation of the M Company Financial Statements in accordance with GAAP and to maintain accountability for assets,
(iii) access to assets is permitted only in accordance with management's authorization and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

               (c) The Books and Records of M Company and the M Subsidiaries, in reasonable detail, accurately and fairly reflect the activities of M Company and the M Subsidiaries and their Business in all material respects and have been provided or made available to T Company for its inspection.

               (d) Neither M Company nor any M Subsidiary has engaged in any transaction, maintained any bank account or used any corporate funds, except for transactions, bank accounts or funds which have been and are reflected in the normally maintained Books and Records of M Company and the M Subsidiaries.

               (e) The stock records and minute books of M Company and the M Subsidiaries heretofore made available to T Company, T Parent and their Representatives are complete in all material respects and reflect all material actions and proceedings of its stockholders and Board of Directors and all committees thereof, all issuances, transfers and redemptions of M Company's capital stock of which M Company has knowledge and contain true, correct and complete copies of the Certificate of Incorporation and Bylaws (or similar organizational documents) and all amendments thereto of M Company and the M Subsidiaries through the date hereof.


        5.15. LIABILITIES. Neither M Company nor any M Subsidiary has any material Liabilities or obligations (absolute, accrued, contingent or otherwise) except (i) Liabilities which are reflected or disclosed and properly reserved against in the M Company Financial Statements, (ii) Liabilities incurred in the ordinary course of business since the Balance Sheet Date and (iii) liabilities arising under the Contracts of M Company and the M Subsidiaries (other than obligations which are required to be reflected on a balance sheet prepared in accordance with GAAP) and which have arisen or been incurred in the ordinary course of business.

        5.16.  LITIGATION.

               There is no Action pending or, to the knowledge of M Company, threatened or anticipated against, relating to or affecting M Company or any M Subsidiary, any of their respective material Assets or any of their officers and directors as such, including, without limitation, that which (i) seeks to enjoin or obtain damages in respect of the transactions contemplated hereby or by the Ancillary Agreements, (ii) with respect to which there is a reasonable likelihood of a determination, would prevent M Company from consummating the transactions contemplated hereby and by the Ancillary Agreements or (iii) if adversely determined against M Company or any M Subsidiary, their directors or officers, or any other Person could reasonably be expected to result in a loss to M Company or any M Subsidiary, individually or in the aggregate, in excess of $100,000. Except for matters which are applicable to or affect all companies engaged in a business comparable or similar to the Business of M Company and the M Subsidiaries, there are presently no outstanding judgments, decrees or orders of any court or any governmental or administrative agency against or affecting M Company or any M Subsidiary, their Business or any of their Assets. Section 5.16 of the M Company Schedule contains a complete and accurate description of all material Actions since January 1, 1998 to which M Company or any M Subsidiary has been or is a party or which related or relates to any of their Assets or officers or directors as such, resulting in or likely to result in the payment to or by M Company or any M Subsidiary of an amount greater than $50,000, other than Actions brought by M Company or any M Subsidiary for collection of monies owed in the ordinary course of business.

        5.17.  LABOR MATTERS.

               (a) Neither M Company nor any M Subsidiary is or has been a party to, or bound by, any labor agreement with respect to its Employees or former Employees with any labor organization, group or association and, to the knowledge of M Company, has not experienced any attempt by organized labor or its representatives to make M Company or any M Subsidiary conform to demands of organized labor relating to its respective Employees or former Employees or to enter into a binding agreement with organized labor that would cover the Employees of M Company or any M Subsidiary. There is no unfair labor practice charge or complaint against either M Company or any M Subsidiary pending before the National Labor Relations Board or any other governmental agency arising out of the activities of M Company or any M Subsidiary, and M Company is neither involved in, nor has any knowledge of any facts or information which would give rise thereto, including any labor dispute, grievance, or litigation relating to labor matters involving any Employees or former Employees, including, without limitation, violation of any federal, state or local labor, safety or employment laws (domestic or foreign); there is no work stoppage, labor strike or labor disturbance pending or, to the knowledge of M Company, threatened against M Company or any M Subsidiary nor is any grievance currently being asserted against it; and neither M Company nor any M Subsidiary has experienced a work stoppage or labor strike. There are no material controversies pending or, to the knowledge of M Company, threatened between M Company or any M Subsidiary and any of their respective Employees, and M Company is not aware of any facts which are reasonably likely to result in any such controversy.

               (b) M Company and each M Subsidiary are in material compliance with all applicable material Regulations respecting employment practices, terms and conditions of employment, wages and hours, equal employment opportunity, and the payment of social security and similar taxes, and has not and is not engaged in any unfair labor practice. Neither M Company nor any M Subsidiary is liable for any claims for past due wages or any penalties for failure to comply with any of the foregoing.

               (c) Neither M Company nor any M Subsidiary has entered into any severance or similar arrangement in respect of any Employee or former Employee that could be expected to result in any obligation (absolute or contingent) of M Company or any M Subsidiary to make any payment after the Balance Sheet Date to any Employee or former Employee following termination of employment. Except as described in Section 3.9 hereof, neither the execution and delivery of this Agreement, the Certificate of Merger or the Ancillary Agreements to which M Company is a party nor the consummation of the transactions contemplated hereby or thereby will result in the acceleration or vesting of exercisability of any M Company Options or in the acceleration or vesting of any other rights of any Person to benefits under any Employee Plans of M Company or any M Subsidiary.

               (d) M Company represents that no Employees or former Employees have experienced or will experience an employment loss (as defined in WARN) during the 90 calendar day period immediately preceding the Closing. M Company will timely give all notices required to be given to Employees under, or otherwise comply with, WARN or similar statutes or regulations of any jurisdiction relating to any plant closing or mass layoff (or similar triggering event) caused by or relating to the Merger.

               (e) Section 5.17 of the M Company Schedule contains a list of the names of all the present employees of M Company and the M Subsidiaries and their current job titles, locations, salary or hourly wages and other compensation payable by M Company and the M Subsidiaries as of the date hereof. Such list shall be organized by location including, without limitation, the Santa Clara, San Dimas, Rochester Hills and Moscow locations of M Company and the M Subsidiaries.

               (f) Employment Matters. M Company and each M Subsidiary (i) is in compliance with all applicable federal, state and local laws, rules and regulations (domestic and foreign) respecting employment, employment practices, labor, terms and conditions of employment and wages and hours, in each case, with respect to its Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to its Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits for its Employees or former Employees.

               (g) At-Will Employment. Except as provided by law, the employment of all Employees of M Company or any M Subsidiary is terminable at will, at any time and without advance notice.

        5.18.  EMPLOYEE BENEFIT PLANS.

               (a) Disclosure; Delivery of Copies of Relevant Documents and Other Information. Section 5.18 of the M Company Schedule contains a complete list of Employee Plans which cover or have covered employees of M Company or any M Subsidiary (with respect to their relationship with such entities and each Employee Contract). True and complete copies of each of the following documents have been delivered or made available to T Company by M Company: (i) each Welfare Plan and Pension Plan (and, if applicable, related trust agreements) and all amendments thereto, all written interpretations thereof and written descriptions thereof and all annuity contracts or other funding instruments,
(ii) each Benefit Arrangement including written interpretations thereof and written descriptions thereof (including descriptions of the number and level of employees covered thereby) and a complete description of any such Benefit Arrangement which is not in writing, (iii) the most recent determination letter issued by the IRS, if any, with respect to each Pension Plan, (iv) for the three most recent plan years, Annual Reports on Form 5500 Series required to be filed with any governmental agency for each Pension Plan, (v) a description of complete age, salary, service and related data as of the last day of the last plan year for employees and former employees of M Company and each M Subsidiary, and (vi) a description setting forth the amount of any Liability of M Company as of the Closing Date for payments more than 30 days past due with respect to each Employee Plan.

               (b)    Representations.

                      (i) Pension Plans. None of the Pension Plans sponsored or maintained by M Company, any M Subsidiary or any ERISA Affiliate is subject to the minimum funding requirements of Title IV of ERISA or the Code. Either (x) the

IRS has issued determination letters stating that each such Pension Plan is qualified and each related trust agreement, annuity contract or other funding instrument is tax-exempt under the provisions of Code Sections 401(a) (or 403(a), as appropriate) and 501(a) and have been so qualified and tax-exempt, respectively, or (y) each such Pension Plan has been established under a standardized prototype plan for which an IRS opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and in either case, to M Company's knowledge, nothing has occurred or not occurred that would adversely affect such qualified and tax-exempt status, respectively.

                      (ii) Multiemployer Plans. Neither M Company nor any ERISA Affiliate thereof contributes to, or within the past six years has been obligated to, contribute to or has incurred any withdrawal liability under any Multiemployer Plan.

                      (iii) Welfare Plans. Except for the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) and the proposed regulations thereunder or similar state law, (A) none of M Company, any ERISA Affiliate thereof or any Welfare Plan has any present or future obligation to make any payment to or with respect to any Employee or former Employee of M Company or any ERISA Affiliate thereof pursuant to any retiree medical benefit plan, or other retiree Welfare Plan, (B) neither M Company nor any M Subsidiary has ever represented, promised or contracted (whether in oral or written form) to any Employee or former Employee (either individually or to Employees or former Employees as a group) that such Employee(s) or former Employee(s) would be provided with life insurance, medical, severance or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by
Section 4980B of the Code or applicable state law, (C) each Welfare Plan of M Company which is a "group health plan" as defined in Section 607(1) of ERISA has been operated in material compliance with the provisions of Part 6 of Title I of ERISA and Section 4980B of the Code at all times; and (D) no condition exists which would prevent M Company from amending or terminating any such benefit plan or Welfare Plan.

                      (iv) Compliance with Law. With respect to each Employee Plan (i) M Company, each M Subsidiary and each ERISA Affiliate have performed in all material respects all obligations required to be performed by them under each Employee Plan and Employee Contract and neither M Company, any M Subsidiary nor any ERISA Affiliate is in default under or in violation of such Employee Plan in any material respect, (ii) each Employee Plan has been established and maintained in accordance with its terms and in material compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA and the Code, including without limiting the foregoing, the timely filing of all required reports, documents and notices, where applicable, with the IRS and the Department of Labor; (iii) there are no actions, proceedings, arbitrations, suits or claims pending, or to the knowledge of M Company or any M Subsidiary, threatened or anticipated (other than routine claims for benefits) against M Company, any M Subsidiary or any ERISA Affiliate or any administrator, trustee or other fiduciary of any Employee Benefit Plan with respect to any Employee Plan or Employee Contract, or against any Employee Plan or against the assets of any Employee Plan; (iv) no event or transaction has occurred with respect to any Employee Plan that would result in the imposition of any tax under Chapter 43 of Subtitle D of the Code; (v) each Employee Plan can be amended, terminated or otherwise discontinued without liability (other than liability for ordinary administrative expenses typically incurred in a termination event) to M Company, any M Subsidiary or any ERISA Affiliate; (ix) M Company, each M Subsidiary and each ERISA Affiliate have made all payments with respect to all periods through the date hereof, and will make a pro-rata payment for the period ending as of the Closing Date, in each case which are required by each Employee Plan, each related trust, each collective bargaining agreement or by law to be made to, or with respect to each Employee Plan (including all insurance premiums or intercompany charges with respect to each Employee Plan); (vi) no Employee Plan is under audit or investigation by the IRS, the Department of Labor or the PBGC, and to the knowledge of M Company or any M Subsidiary, no such audit or investigation is pending or threatened; and (vii) no liability under any Employee Plan has been funded nor has any such obligation been satisfied with the purchase of a contract from an insurance company as to which M Company or any M Subsidiaries has received notice that such insurance company is insolvent or is in rehabilitation or any similar proceeding.

                      (v) Benefit Arrangements. Each Benefit Arrangement which covers or has covered Employees or former Employees of M Company or any Subsidiary (with respect to their relationship with such entities) has been maintained in material compliance with its terms and with the requirements prescribed by any and all Regulations which are applicable to such Benefit Arrangement, including the Code.

                      (vi) 501(c)(9) Trust. No Employee Plan nor Employee Contract is funded by a trust described in Section 501(c)(9) of the Code.

                      (vii) Welfare Plan Funding. With respect to each Welfare Plan, all claims incurred (including claims incurred but not reported) by Employees or former Employees thereunder for which M Company is, or will become, liable are (A) insured pursuant to a contract of insurance whereby the insurance company bears any risk of loss with respect to such claims; (B) covered under a contract with a health maintenance organization (an "HMO") pursuant to which the HMO bears the liability for such claims, or (C) reflected as a liability or accrued for on the M Company Balance Sheet.

                      (viii) Deductibility of Payments. Notwithstanding the items set forth on the M Company Schedule, there is no Contract or bonus plan, covering any Employee or former Employee of M Company or any M subsidiary (with respect to their relationship with such entities) that, individually or collectively, provides for the payment by M Company or any Subsidiary of any amount (i) that is not deductible under Section 162(a)(1) or 404 of the Code,
(ii) would be reasonably likely to give rise to the payment of any amount that would result in a material loss of tax deductions pursuant to Section 162(m) of the Code, or (iii) that is an "excess parachute payment" pursuant to Section 280G of the Code.

                      (ix) Fiduciary Duties and Prohibited Transactions. To the knowledge of M Company, neither M Company nor any plan fiduciary of any Welfare Plan or Pension Plan which covers or has covered employees or former employees of M Company or any ERISA Affiliate, has engaged in any transaction in violation of Sections 404 or 406 of ERISA or any "prohibited transaction," as defined in Section 4975(c)(1) of the Code, for which no exemption exists under
Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code. To the knowledge of M Company, no action or failure to act and no transaction or holding of any asset by, or with respect to, any Employee Plan has or may subject M Company, any M Subsidiary or any ERISA Affiliate or any fiduciary to any material tax, penalty or other liability, whether by way of indemnity or otherwise.

                      (x) No Amendments. Neither M Company nor any ERISA Affiliate thereof has any plan or legally binding commitment to create any additional Employee Plans or Employee Agreements to amend, modify or terminate any existing Employee Plan, or Employee Agreement, nor has any intention to do any of the foregoing been communicated to Employees, except as required by applicable law.

                      (xi) No Acceleration of Rights or Benefits. Except as set forth in Section 5.18 of the M Company Schedule, neither the execution and delivery of this Agreement, the Certificate of Merger or any of the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby will result in any payment, the acceleration or creation of any rights of any person to benefits under any of the Employee Plans or any Employee Contract, including but not limited to the acceleration of the exercisability of any stock options, the acceleration of the vesting of any restricted stock, the forgiveness of any indebtedness, the acceleration of the accrual or vesting of, distribution of or increase in any benefits under or the funding of any Pension Plan or the creation of rights under any severance, parachute or change of control agreement, or result in the triggering or imposition of any restrictions or limitations on the right of M Company, any M Subsidiary or T Company to amend or terminate any Employee Plan and receive the full amount of any excess assets remaining or resulting from such amendment or termination, subject to applicable taxes.

                      (xii) No Other Material Liability. To the knowledge of M Company, no event has occurred in connection with which M Company or any ERISA Affiliate or any Employee Plan, directly or indirectly, could be subject to any material liability (i) under any Regulation or governmental order relating to any Employee Plans or (ii) pursuant to any obligation of M Company or any M Subsidiary to indemnify any Person against liability incurred under, any such Regulation or order as they relate to the Employee Plans.

        5.19. TRANSACTIONS WITH RELATED PARTIES. Except for (i) compensation arrangements in the ordinary course of business, (ii) transactions with Orbital in the ordinary course of business, as disclosed on Section 5.19 of the M Company Schedule, or (iii) transactions for amounts less than $25,000, or (iv) the performance of agreements and arrangements described in Section 5.11(a)(xi) hereof to the knowledge of M Company, no Related Party of M Company or any M Subsidiary has (a) borrowed or loaned money or other property to M Company or any M Subsidiary which has not been repaid or returned, (b) made any currently enforceable contractual or other claims, express or implied, of any kind whatsoever against M Company or any M Subsidiary or (c) has or in the past three years had any interest in any property currently used by M Company or any M Subsidiary that is material to the conduct of their business.

        5.20. COMPLIANCE WITH LAW. M Company and each M Subsidiary have conducted their Business in compliance in all material respects with all applicable material Laws, Regulations and Court Orders. Neither M Company nor any M Subsidiary has received any notice to the effect that, or has otherwise been advised that, M Company or any M Subsidiary is not in compliance in all material respects with any Laws, Regulations or Court Orders, and M Company has no knowledge of any existing circumstances that are likely to result in any material violation of any of the foregoing.

        5.21.  INTELLECTUAL PROPERTY.

        Each item of Company Proprietary Property which is (i) a registered patent or pending application therefor; (ii) a registered trademark, service mark or domain name or pending application therefor, or constitutes a trade dress, logo, trade name or corporate name; (iii) a registered copyright or mask work or pending application therefor; (iv) licensed or sublicensed or is subject to an agreement or permission to use to or from a third party (other than commercial off-the-shelf software licenses and hardware, in each case on terms and conditions available to and used by businesses generally) is set forth on
Section 5.21 of the M Company Schedule. Except as noted and set forth on Section
5.21 of the M Company Schedule:

               (a) M Company either (i) is the sole and exclusive owner of, with all right, title and interest in and to (free and clear of any Encumbrances) all Company

Proprietary Property (including but not limited to the Proprietary Rights set forth on Schedule 5.21), or (ii) to its knowledge, has rights to the use and, as necessary, distribute all Company Proprietary Property pursuant to license, sublicense or other Contract (and is not contractually obligated to pay any compensation or grant any rights to any third party in respect thereof);

               (b) M Company has an agreement requiring each applicant, inventor, or author of any Company Proprietary Property which constitutes an application for registration, including, but not limited to, all patent applications, trademark applications, service mark applications, copyright applications and mask work applications, to transfer ownership including all right, title and interest in and to (including any moral rights) to M Company of the application and of the registration once it issues;

               (c) to M Company's knowledge, all Company Proprietary Property which are registrations, including, but not limited to, all issued patents, trademarks, service marks, copyrights and mask works, are valid and subsisting and in full force and effect;

               (d) no claims have been asserted or threatened by any person, nor is M Company aware of any basis for any bona fide claims, challenging the ownership, legality, use, validity, enforceability or effectiveness of any of the Company Proprietary Property;

               (e) M Company has no knowledge of any third party interfering with, infringing upon, misappropriating, or using without authorization any Company Proprietary Property, and no employee or former employee of M Company, has interfered with, infringed upon, misappropriated, used without authorization, or otherwise come into conflict with any Company Proprietary Property;

               (f) to its knowledge, M Company has not infringed on, interfered with, misappropriated or otherwise come in conflict with, and the continued operation of the business of M Company as currently conducted and as currently contemplated to be conducted, will not infringe on, interfere with, misappropriate or otherwise come into conflict with, any Proprietary Right of any other Person, and no such claim, complaint, charge, demand or notice has been asserted or has been threatened by any person (including any claim that M Company must license or refrain from using any Proprietary Rights of any third party) nor is M Company aware of any basis for any claims therefor;

               (g) M Company has not granted any licenses (implied or express) to or other rights in Company Proprietary Property to any Person (including, without limitation, governmental entities, but excluding M Company's standard agreements with its end-user customers for M Company products and services);

               (h) to M Company's knowledge, the Company Proprietary Property are all the Proprietary Rights that are necessary for the ownership, and unencumbered maintenance and operation of the properties, assets, and business of M Company as currently conducted or currently contemplated to be conducted;

               (i) the execution, delivery and performance by M Company of this Agreement and associated documents and the consummation of the transactions contemplated hereby and thereby will not alter, impair, diminish or result in the loss of any rights or interests of M Company in any Company Proprietary Property and all such Company Proprietary Property will be owned or available for use by the Surviving Corporation on identical terms and conditions immediately subsequent to the Merger;

               (j) to its knowledge, M Company has taken all necessary action to maintain and protect each item of Company Proprietary Property;

               (k) to its knowledge, M Company has the right to use all of the Company Proprietary Property in all jurisdictions in which M Company has conducted, conducts, and currently contemplates conducting its business;

               (l) M Company has not entered into any Contract to indemnify any other person for or against any charge of infringement or misappropriation of, or interference or conflict with respect to, any of the Company Proprietary Property; and

               (m) there are no M Company Contracts in effect with third parties for the conversion, modifications or enhancements of computer software.

        5.22.  TAX MATTERS.

               (a) Filing of Tax Returns. M Company and each M Subsidiary have timely filed with the appropriate taxing authorities all material Tax Returns required to be filed by them and such Tax Returns filed (including any amendments thereof) are complete and accurate in all material respects. Each Affiliated Group has timely filed all Tax Returns that it was required to file for each taxable period for which any of M Company or any M Company Subsidiary was a member of such Affiliated Group, other than Tax Returns for which an immaterial amount of Taxes would be properly shown, and each such Tax Return was correct and complete in all material respects when filed. Except as specified in
Section 5.22 of the M Company Schedule, neither M Company nor any M Subsidiary has requested any extension of time within which to file Tax Returns. No claim has been made on or after December 29, 1994, and to the best of Orbital's and M Company's knowledge, no claim was made prior to December 29, 1994, by any taxing authority in a jurisdiction where M Company or any M Subsidiary does not file Tax Returns, nor has Tax Returns filed on its behalf, that M Company or any M Subsidiary is or may be subject to taxation by that jurisdiction, or liable for Taxes owing to that jurisdiction. Schedule 5.22 of the M Company Schedule lists all federal, state, local and foreign income Tax Returns filed with respect to any of the M Company and the M Company Subsidiaries for taxable periods ended on or after December 31, 1997. M Company and each M Subsidiary have delivered to T Company complete, correct and accurate copies of their respective foreign, federal, state and local Tax Returns (including any amendments thereof), examination reports and statements of deficiencies assessed against or agreed to by any of M Company and each M Subsidiary for the years ended December 31, 1999, December 31, 1998 and December 31, 1997.

               (b) Payment of Taxes. All Taxes due and payable on all filed Tax Returns with respect to M Company and each M Subsidiary has been paid in full or adequate reserves on the books and/or records have been established. Each of the M Company and the M Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, stockholder, or other third party. The unpaid Taxes for all Pre-Closing Tax Periods of the M Company and any M Company Subsidiary (A) did not, as of the Closing Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect the timing differences between book and Tax income) set forth on the face of the M Company Balance Sheet (rather than any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the M Company and each M Company Subsidiary in filing, or having filed on their behalf, their Tax Returns.

               (c) Audits, Investigations or Claims. No deficiencies for Taxes of M Company or any M Subsidiary have been claimed, proposed or assessed by any taxing or other governmental authority. No director or officer (or Employee responsible for Tax matters) of Orbital, M Company or any M Company Subsidiary expects any taxing authority to assess any additional Taxes with respect to the M Company and any M Company Subsidiary for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax liability of the M Company or any M Company Subsidiary either (A) claimed or raised by any taxing authority in writing or (B) as to which any of the directors and officers (and Employees responsible for Tax matters) of Orbital, M Company or any M Company Subsidiary has knowledge based upon personal contact with any agent of such taxing authority. Each deficiency resulting from any audit or examination relating to Taxes by any taxing authority has been paid. No issues relating to Taxes were raised by the relevant taxing authority during any presently pending audit or examination, and no issues relating to Taxes were raised by the relevant taxing authority in any completed audit or examination that can reasonably be expected to recur in a later taxable period. Audits of foreign, federal, state and local Tax Returns by the relevant taxing authorities have been completed or are currently ongoing where indicated for the periods set forth on Section 5.22 of the M Company Schedule and, except as set forth in such Schedule, neither M Company nor any M Subsidiary has been notified that any taxing authority intends to audit a Tax Return for any other period. No extension of a statute of limitations relating to Taxes is in effect with respect to M Company or any M Subsidiary and none of M Company or the M Subsidiaries has waived any statute of limitations in respect of Taxes.

               (d) Lien. There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) on any Assets of M Company or any M Subsidiary.

               (e) Tax Elections. All elections with respect to Taxes affecting M Company or any M Subsidiary as of the date hereof are set forth on M Company's latest Tax Returns. Neither M Company nor any M Subsidiary (i) has made nor will make a deemed dividend election under Reg. Section 1.1502-32(f)(2) or a consent dividend election under Section 565 of the Code; (ii) has consented at any time under Section 341(f)(1) of the Code to have the provisions of
Section 341(f)(2) of the Code apply to any disposition of its Assets; (iii) has agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (iv) has made an election, or is required, to treat any Asset as owned by another Person, pursuant to the provisions of Section 168(f) of the Code or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (v) owns any Assets that secure any debt the interest on which is tax-exempt under Section 103(a) of the Code; (vi) has made an election pursuant to Sections 338 or 336(e) of the Code or the regulations thereunder or any comparable provisions of any foreign or other tax law; (vii) is subject to any constructive elections under Section 338 of the Code or the regulations thereunder; (viii) has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code;
(ix) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (x) has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code; or (xi) has made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state or local Tax provision.

               (f)    Prior Affiliated Groups. Except as set forth on Section
5.22 of the M Company Schedule, neither M Company nor any M Subsidiary (A) has ever been a member of an affiliated group of corporations within the meaning of
Section 1504 of the Code that does not have Orbital as its "common parent," within the meaning of Section 1504 of the Code or (B) has any Liability for the Taxes of any

Person (other than any of the M Company and the M Subsidiaries) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise. Neither M Company nor any M Subsidiary is a successor to any other Person by way of merger, reorganization or similar transaction.

               (g) Partnerships. Each partnership with respect to which M Company or any M Company Subsidiary owns an interest, directly or indirectly, is a partnership for Tax purposes. Each entity that has made an election to be treated as a partnership under applicable Tax laws, with respect to which the M Company or any M Company Subsidiary owns an interest, directly or indirectly, will be treated as a partnership for Tax purposes. Each entity that has made an election to be disregarded as a separate entity under applicable Tax laws, with respect to which the M Company and or any M Company Subsidiary owns an interest, directly or indirectly, will be disregarded for Tax purposes. Neither M Company nor any M Subsidiary is a successor to any other Person by way of merger, reorganization or similar transaction.

               (h) Transfer Pricing Agreements. Neither M Company nor any M Subsidiary has entered into transfer pricing agreements or other like agreements with respect to any foreign jurisdiction.

               (i) International Boycott. Neither M Company nor any M Subsidiary has participated in or cooperated with an international boycott or has been requested to do so in connection with any transaction or proposed transaction.

               (j) Investment in U.S. Property. As of the Closing Date, no M Subsidiary organized under the laws of a country other the United States (the "M Foreign Companies") has an investment in U.S. property within the meaning of
Section 956 of the Code.

               (k) Engaged in U.S. Trade or Business. None of the M Foreign Companies is (i) engaged in a United States trade or business for U.S. federal income tax purposes, (ii) a passive foreign investment company within the meaning of the Code or (iii) a foreign investment company within the meaning of the Code.

               (l) Section 951. M Company would not be required to include any amounts in gross income with respect to any of the M Foreign Companies pursuant to Section 951 of the Code if the taxable year of any such M Foreign Company were deemed to end on the day after the Closing Date, but not taking into account any activities or income of any such Foreign Company on such day.

               (m) Tax Sharing Agreements. There are no Tax-sharing agreements or similar arrangements (including indemnity agreements) with respect to or involving M Company or any M Company Subsidiary, and, after the Closing Date, M Company shall not be bound by any such Tax-sharing agreements or similar arrangements (entered into prior to the Closing) or have any liability thereunder for amounts due by M Company or any M Company Subsidiary in respect of periods prior to or after the Closing Date.

               (n) Net Operating Losses. As of December 31, 1999, the net operating loss carryforward of the M Company and M Subsidiaries for federal income Tax purposes was not less than $48,000,000, as of December 31, 2000 the estimated net operating loss carryforward of the M Company and M Subsidiaries for federal income Tax purposes was not less than $61,000,000 and as of March 31, 2001, the estimated net operating loss of the M Company and the M Subsidiaries for federal income Tax purposes was not less than $64,000,000.

               (o) Section 355. Neither M Company nor any M Company Subsidiary has distributed the stock of a "controlled corporation" (within the meaning of that term as used in Section 355(a) of the Code) in a transaction subject to Section 355 of the Code within the past two years.

               (p) Intercompany Transactions. None of (i) M Company with respect to Magellan DIS, Inc., (ii) M Company with respect to any other M Company Subsidiary (excluding Magellan DIS, Inc. for these purposes) which is a member of M Company's consolidated group for federal income tax purposes and
(iii) any M Company Subsidiary which is a member of M Company's consolidated group for federal income tax purposes with respect to any other such entity has any "excess loss accounts" or "deferred gains" with respect to any "deferred intercompany transactions" within the meaning of Treas. Reg. Sections 1.1502-19 and 1.1502-13, respectively.

        5.23. INSURANCE. Schedule 5.23 of the M Company Schedule contains a complete and accurate list of all policies or binders of insurance (showing as to each policy or binder the carrier, policy number, coverage limits, including the extended reporting period, expiration dates, annual premiums, deductibles, a general description of the type of coverage provided, including whether it is a "claims made" or an "occurrence" policy and a brief description of the interests insured thereby, and any pending claims or damages thereunder) of which M Company or any M Subsidiary is the owner, insured or beneficiary. All of such policies are sufficient for (i) compliance with all material Regulations and all material Contracts of M Company and the M Subsidiaries, (ii) covering all reasonably foreseeable damage to and liabilities or contingencies relating to the conduct by M Company and the M Subsidiaries (or their directors and officers) of their Business and (iii) providing replacement cost insurance coverage for all Fixtures and Equipment of M Company and the M Subsidiaries and all their leasehold improvements. Neither M Company nor any M Subsidiary is in Default under any of such policies or binders, nor has it failed to give any notice or to present any claim, including potential claims, damages and/or losses, under any such policy or binder in a due and timely fashion. There are no facts known to Orbital, M Company or any M Subsidiary upon which an insurer might be justified in reducing or denying coverage or increasing premiums on existing policies or binders. There are no outstanding unpaid claims under any such policies or binders. Such policies and binders are in full force and effect on the date hereof and shall be kept in full force and effect through the Effective Time.

        5.24. PURCHASE COMMITMENTS AND OUTSTANDING BIDS. To M Company's knowledge, there are no claims against M Company or any M Subsidiary to return merchandise by reason of alleged overshipments, defective merchandise or otherwise, or of merchandise in the hands of customers under a written agreement that such merchandise would be returnable, other than in the ordinary course of business. No outstanding non-cancelable (without penalty) purchase or outstanding lease commitment of M Company or any M Subsidiary presently is in excess of the normal, ordinary and usual requirements of their Business.

        5.25. PAYMENTS. To the knowledge of M Company, neither M Company nor any M Subsidiary nor any of their Representatives acting on their behalf have, directly or indirectly, paid or delivered any fee, commission or other sum of money or property, however characterized, to any finder, agent, government official or other party, in the U.S. or any other country which M Company knows or has reason to believe to have been illegal under any federal, state or local laws of the U.S. or any other country having jurisdiction. To the knowledge of M Company, neither M Company nor any M Subsidiary nor any of their Representatives acting on their behalf, have accepted or received any unlawful contributions, payments, gifts or expenditures.

        5.26. CUSTOMERS AND SUPPLIERS. Section 5.26 of the M Company Schedule sets forth a complete and accurate list of the names and addresses of (i) the ten customers who purchased from M Company and any M Subsidiaries the greatest dollar volume of products during M Company's last fiscal year, showing the approximate total sales in dollars to each such customer during such fiscal year; and (ii) suppliers with sales to M Company and any M Subsidiaries greater than $100,000 during the period commencing on January 1, 2000 and ending on March 31, 2001, showing the approximate total purchases in dollars by M Company and the M Subsidiaries from each such supplier during such period. Since the Balance Sheet Date, there has been no adverse change in any material respect in the business relationship of M Company or any M Subsidiary with any customer or supplier named on Section 5.26 of the M Company Disclosure Schedule. Neither M Company nor any M Subsidiary has received any written communication from any customer or supplier named on such Section 5.26 of any intention to return,

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

terminate or materially reduce purchases from or supplies to M Company or any M Subsidiary.

        5.27.  ENVIRONMENTAL MATTERS.

               (a) Definition. "M Company" for purposes of this Section 5.27 includes (A) all M Subsidiaries, (B) all partnerships, joint ventures and other entities or organizations in which M Company was at any time or is a partner, joint venturer, member or participant and (C) all predecessor or former corporations, partnerships, joint ventures, organizations, businesses or other entities, whether in existence as of the date hereof or at any time prior to the date hereof, the assets or obligations of which have been acquired or assumed by M Company or to which M Company has succeeded.

               (b) M Company is and always has been in compliance with all applicable Environmental Laws, has obtained, and is and always has been in compliance with, all permits, licenses, authorizations, registrations and other governmental consents required by applicable Environmental Laws ("Environmental Permits"), and has made all appropriate filings for issuance or renewal of such Environmental Permits.

               (c) Notice of Violation. M Company has not received any notice of alleged, actual or potential responsibility for, or any inquiry or investigation regarding, (i) any Release or threatened Release by M Company of any Hazardous Substance at any location or (ii) an alleged violation of or non-compliance by M Company with the conditions of any Permit required under any Environmental Law or the provisions of any Environmental Law. M Company has not received any notice of any other claim, demand or Action by any Person alleging any actual or threatened injury or damage to any Person, property, natural resource or the environment arising from or relating to any Release or threatened Release by M Company of any Hazardous Substances.

               (d) Environmental Conditions. To the knowledge of M Company, there are no present or past Environmental Conditions in any way relating to M Company, its Business or its Assets.

               (e) Notices, Warnings and Records. M Company has given all notices and warnings, made all reports, and has kept and maintained all records required by and in compliance with all Environmental Laws, except where the failure to do so would not have an M Company Material Adverse Effect.

               (f) M Company has not used any waste disposal site, or otherwise disposed of, transported, or arranged for the transportation of, any Hazardous Substances to any place or location, or in violation of any Environmental Laws.

               (g) Orbital and M Company have delivered or made available to T Company, T Parent or their Representatives true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed by them pertaining to Hazardous Substances at, on, about, under, or within any real property currently or formerly owned, leased or operated by M Company, or concerning compliance by M Company, or any other Person for whose conduct they are or may be held responsible, with Environmental Laws, which reports, studies, analyses, tests or monitoring are described on Section 5.27 to the M Company Schedule.

        5.28.  BROKERS; TRANSACTION COSTS.

               Except for its arrangements with Thomas Weisel Partners LLC (the terms of which have been fully disclosed to T Company and T Parent), M Company has not entered into and will not enter into any contract, agreement, arrangement or understanding with any Person which will result in the obligation of T Parent, T Company or M Company to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby. M Company shall not otherwise be liable for any costs or expenses pertaining to any finder's fees, brokerage commission or similar payment incurred by or on behalf of M Company as a result of the consummation of the transactions contemplated hereby.

        5.29.  GOVERNMENTAL CONTRACTS.

               (a) Customers and Suppliers. Neither M Company nor any M Subsidiary is currently in, nor will the execution and delivery of this Agreement and the Ancillary Agreements to which M Company is a party by M Company and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements to which M Company is a party by M Company result in, any material violation, breach or default of any term or provision of (i) any Contract with the United States Government, (ii) any subcontract issued at any tier under a prime Contract with the United States Government, or (iii) any bid, proposal or quotation relating to a Contract with the United States Government or a subcontract issued under a Contract with the United States Government. For the purposes this Section 5.29, the term "United States Government" includes all departments and agencies of any branch of the United States Government, all independent agencies or instrumentalities and all non-appropriated fund activities within the United States Government and United States Government corporations. Neither M Company nor any M Subsidiary is in any material violation, breach or default of any provision of any federal order, statute, rule or regulation (including the Federal Acquisition Regulations ("FAR"), agency supplements to the FAR, the Arms Export Control Act (22 U.S.C. 277 et. seq), and agency export regulations) governing any Contract, subcontract, bid, proposal, quote, arrangement or transaction of any kind with the United States Government. Neither M Company nor any M subsidiary has received a cure notice, a show cause notice, a stop work notice, been threatened with termination for default, or has a reasonable basis to believe that cause exists for a termination for default under any Government Contract or subcontract. Neither M Company nor any M subsidiary has knowledge of any claims or requests for equitable adjustments by any of their vendors or subcontractors, against them.

               (b) Suspension or Debarment. Neither M Company nor any M Subsidiary has been suspended or debarred from bidding on Contracts or subcontracts with the United States Government in connection with the conduct of its business; no such suspension or debarment has been initiated or, to the knowledge of M Company and each M Subsidiary, threatened, and neither M Company nor any M Subsidiary has any reasonable basis to believe that one will be. Neither M Company nor any M Subsidiary is aware of any ongoing Government investigations, prosecutions, civil or administrative proceedings or settlement negotiations, or internal investigations, relating to the United States Government Contracts or subcontracts or the violation of any federal order, statute, rule, or regulation relating to Government Contracts, subcontracts, or export controls.

               (c) Technical Data. The United States Government has no rights with respect to any "technical data" or "computer software" that are material to the Company's business.

               (d) Clearances. Section 5.29 of the M Company Schedule sets forth all security clearances (including facility clearances) held by M Company, any M Subsidiary and any of their officers, directors, managers or employees.

        5.30.  FULL DISCLOSURE.

               No representation or warranty of M Company contained in this Agreement or any Ancillary Agreement to which M Company is a party, and no exhibit or schedule hereto or thereto furnished by or on behalf of M Company to T Company, T Parent or their Representatives pursuant to this Agreement or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits (when taken as a whole with all other representations and warranties of M Company in this Agreement and the Ancillary Agreements) to state a material fact required to be stated therein or necessary to make the statements made therein, in the context in which such statements are made, not false or misleading.

        5.31. DISCLAIMER OF ADDITIONAL AND IMPLIED WARRANTIES. Neither Orbital nor M Company is making any representation or warranty, express or implied, of any nature whatsoever except as specifically set forth in this Agreement or the Ancillary Agreements to which either is a party.

                                   ARTICLE VI.
                    REPRESENTATIONS AND WARRANTIES OF ORBITAL

               Orbital represents and warrants to T Parent and T Company as follows:

        6.1. ORGANIZATION. Orbital is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Orbital has full corporate power and authority to conduct its Business as it is presently being conducted and to own or lease, as applicable, and operate its Assets.

        6.2. AUTHORIZATION. Orbital has all necessary corporate power and authority to enter into and to deliver this Agreement and the Ancillary Agreements to which it is a party and has taken or will take prior to the Closing Date all action necessary to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery by Orbital of this Agreement and the Ancillary Agreements to which it is a party, and the performance by Orbital of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by its Board of Directors. This Agreement has been duly executed and delivered by Orbital and constitutes a legal, valid and binding obligation of Orbital enforceable against it in accordance with its terms, except as enforceability may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors and the general principles of equity. The Ancillary Agreements to which Orbital is party will be as of the Effective Time, duly and validly executed by Orbital, and will be legal, valid and binding obligations of Orbital, enforceable against Orbital in accordance with their respective terms, except as enforceability may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors and general principles of equity.

        6.3.   NO CONFLICT OR VIOLATION; CONSENTS.

               (a) Except as set forth on Section 6.3 of the M Company Schedule, none of the execution, delivery or performance of this Agreement or any Ancillary Agreement, the consummation of the transactions contemplated hereby or thereby, nor compliance by Orbital with any of the provisions hereof or thereof, will (i) violate or conflict with any provision of the Certificate of Incorporation, as amended, or Bylaws, as amended of Orbital, (ii) violate, conflict with, or result in a breach of

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

or constitute a default (with or without notice or passage of time) under, or result in the termination of, or accelerate the performance required by, or result in a right to terminate, accelerate, modify or cancel under, or require a notice under, or result in the creation of any Encumbrance upon any of its material Assets under, any material Contract or other arrangement to which Orbital is a party or by which Orbital is bound or to which any of its material Assets are subject, (iii) violate in any material respect any applicable material Law Regulation or Court Order, or (iv) impose any material Encumbrance on any Assets of Orbital or its Business.

               (b) Except for (i) the filings with the Delaware Secretary of State contemplated by Section 2.3 hereof, (ii) applicable requirements of any antitrust Laws, including those foreign jurisdictions, and filings and notices under the Exon-Florio Provision and FOCI related rules and regulations, (iii) applicable requirements of federal and state securities laws, and (iv) as set forth on Section 6.3 of the M Company Schedule, no notices to, declarations, filings or registrations with, approvals, authorizations, permissions or consents of, or assignments by, any Persons (including any federal, state or local governmental or administrative authorities) are necessary to be made or obtained by Orbital in connection with the execution, delivery or performance of this Agreement or any Ancillary Agreement to which Orbital is a party or the consummation of the Merger.

        6.4. LITIGATION. There is no Action pending or, to the knowledge of Orbital, threatened or anticipated against, relating to or affecting Orbital, its material Assets or any of its officers and directors as such, (i) which seeks to enjoin or obtain damages in respect of the transactions contemplated hereby or by the Ancillary Agreements, (ii) with respect to which there is a reasonable likelihood of a determination which would prevent Orbital from consummating the transactions contemplated hereby and by the Ancillary Agreements, or (iii) with respect to which there is a reasonable likelihood of a determination which would have a M Company Material Adverse Effect or result in a M Company Material Adverse Change.

        6.5.   OWNERSHIP OF M COMPANY COMMON STOCK. Except as set forth on
Section 5.31 of the M Company Schedule, Orbital owns (or will own prior to the Effective Time) the M Company Preferred Stock free and clear of any Encumbrances and subject to no restriction with respect to voting or transfer thereof.

        6.6.   FULL DISCLOSURE.

               No representation or warranty of Orbital or M Company contained in this Agreement or any Ancillary Agreement to which M Company is a party, and no exhibit or schedule hereto or thereto furnished by or on behalf of M Company to T Company, T Parent or their Representatives pursuant to this Agreement or in connection with the transactions contemplated hereby, contains any untrue


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

statement of a material fact or omits (when taken as a whole with all other representations and warranties of M Company in this Agreement and the Ancillary Agreements) to state a material fact required to be stated therein or necessary to make the statements made therein, in the context in which such statements are made, not false or misleading.

                                  ARTICLE VII.
                          ACTIONS PRIOR TO THE CLOSING

               Each of Orbital, M Company, T Parent and T Company covenants as follows for the period from the date hereof through the Effective Time:

        7.1. CONDUCT OF BUSINESS OF M COMPANY. From the date hereof through the Effective Time, M Company shall and shall cause each M Subsidiary (i) to operate its Business in the ordinary course of business and in accordance with past practice and (ii) to not take any action inconsistent with this Agreement, the Certificate of Merger, the Ancillary Agreements to which it is a party or the consummation of the Merger, except as contemplated by this Agreement or as consented to by T Company in writing. Without limiting the generality of the foregoing, from the date hereof through the Effective Time, M Company shall not, and shall not permit any M Subsidiary to, except as specifically contemplated by this Agreement (including Section 6.1 of the M Company Disclosure Schedule) or as consented to in writing by T Company:

               (a) incur any indebtedness for borrowed money (other than under existing credit lines and credit facilities), or assume, guarantee, endorse (other than endorsements for deposit or collection in the ordinary course of business), or otherwise become responsible for obligations of any other Person (except for intercompany indebtedness consistent with past practice);

               (b) issue or commit to issue any shares of its capital stock or any other securities or any securities convertible into shares of its capital stock or any other securities, including options and warrants therefor (other than the issuance of M Company Common Stock upon the exercise of M Company Options and the issuance of M Company Preferred Stock in accordance with Section
2.2 hereof);

               (c) declare, pay or incur any obligation to pay any dividend on its capital stock or declare, make or incur any obligation to make any distribution or redemption with respect to-capital stock (other than repurchases of capital stock at cost from employees and service providers in connection with their termination of service with M Company or any M Subsidiary);

               (d) make any change to its Certificate of Incorporation or Bylaws (other than pursuant to the Certificate of Amendment to be filed in accordance with Section 2.1 hereof);

               (e) mortgage, pledge or otherwise encumber any of its Assets or sell, transfer, license or otherwise dispose of any of its Assets, except for sales of products and services and standard customer non-exclusive licenses, in each case in the ordinary course of business and consistent with past practice;

               (f) cancel, release or assign any indebtedness owed to it or any claims or rights held by it, except in the ordinary course of business and consistent with past practice;

               (g) make any investment of a capital nature in any Person either by purchase of stock or securities, contributions to capital, property transfer, loan, advance or otherwise, or by the purchase of any property or Assets of any other Person, except capital expenditures in the ordinary course of business and consistent with past practice;

               (h) terminate any Material Contract or make any change in any Material Contract, except in the ordinary course of business and consistent with past practice;

               (i) (A) enter into or amend any Employment Contract (other than at-will employment arrangements in the ordinary course of business), (B) pay or agree to pay any compensation to or for any employee, officer or director other than in the ordinary course of business (except pursuant to Contracts entered into prior to the date hereof and disclosed in Section 5.11 of the M Company Schedule), (C) pay or agree to pay any bonus, incentive compensation, service award or other like benefit (or pursuant to Contracts entered into prior to the date hereof and disclosed in Section 5.11 of the M Company Schedule), or
(D) enter into or modify any other Employee Plan, except as contemplated hereby;

               (j) enter into or modify any Contract with any Related Party thereof;

               (k) enter into any Contract with a value in excess of $100,000 unless the same is terminable by such Person on no more than 30 days' written notice without penalty or payment or is entered into in the ordinary course of business consistent with past practice;

               (l) make any change in any method of accounting or accounting practice other than as required by any change in Law or Regulation;

               (m) fail to use its commercially reasonable efforts to (i) retain its employees, (ii) maintain its Business so that such employees will remain available to M Company on and after the Closing Date (other than those employees who are not expected to become employees of Surviving Corporation),
(iii) maintain existing relationships with suppliers and customers and others having business dealings with such Person and (iv) otherwise preserve the goodwill of its Business;

               (n) cancel, materially amend or fail to renew any material insurance policy;

               (o) fail to pay or otherwise satisfy its monetary commitments as they become due, except (i) such as are being contested in good faith or (ii) where the failure would not cause the aggregate amount of past due trade payables to exceed $13,000,000;

               (p) except as provided in Section 7.1(p) of the M Company Schedule, make or change any election with respect to Taxes, settle any audit, claim or examination of Taxes, adopt or apply to change any method of accounting or accounting practice for Tax purposes, enter into any closing agreement, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, or take any action or fail to take any action that would have a M Company Material Adverse Effect on the Tax liability of the M Company or any of the M Company Subsidiaries;

               (q) enter into or amend any partnership arrangements, joint ventures, joint development agreements or similar strategic alliances;

               (r) transfer or license to any Person or otherwise extend, amend or modify any rights to the Proprietary Rights of the Company or enter into grants to future patent rights, other than in the ordinary course of business;

               (s) make any grant of exclusive rights to any third party, except in the ordinary course of business;

               (t) settle any claims or litigation with respect to items listed on the M Company Schedule under Sections 5.16 and 6.4;

               (u) do any other act which would cause any representation or warranty of M Company in this Agreement to be or become untrue in any material respect; or

               (v) accept any contracts or purchase orders for the supply of ZY-12 products or any other products requiring security clearances or classified work; or

               (w) take or agree in writing or otherwise to take any of the actions described in this Section 7.1.

        7.2. INVESTIGATION. Subject to the Confidentiality Agreement, from the date hereof through the Effective Time, M Company shall (i) afford T Company and its Representatives complete access at all reasonable times upon reasonable notice to the Business and Assets and Liabilities of M Company and the M Subsidiaries for the purpose of inspecting the same, to the officers, employees and Representatives, properties, Books and Records and Contracts of M Company and the M Subsidiaries, (ii) make copies or extracts from such Books and Records and Contracts and (iii) furnish T Company and its Representatives all financial, operating and other data and information as such Persons may reasonably request; provided, however, that in the event this Agreement is terminated, pursuant to
Section 13.1 hereof, such copies shall be returned to M Company within three Business Days of the date of such termination.

        7.3. NOTIFICATION OF CERTAIN MATTERS. Each party shall give prompt notice to the other of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect and (ii) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition. T Company and M Company shall promptly notify the other of the threat or commencement of any Action, or any development that occurs before the Closing that would reasonably be expected to result in an M Company Material Adverse Effect, or that could reasonably be expected to delay, limit or enjoin the transactions contemplated by this Agreement.

        7.4. RESTRICTIONS ON CERTAIN TRANSACTIONS. Orbital and M Company shall not, directly or indirectly, solicit any inquiries or proposals or enter into or continue any discussions, negotiations or agreements relating to the sale or exchange of any shares of M Company capital stock (other than in connection with the exercise of M Company Options or the issuance of the M Company Preferred Stock in accordance with Section 2.2 hereof), the merger of M Company with, or the direct or indirect disposition of a significant amount of its Assets or the Business to, any Person other than as contemplated hereunder, or provide any assistance or any information to or otherwise cooperate with any Person in connection with any such inquiry, proposal or transaction.

        7.5. ANTITRUST AND EXON-FLORIO PROVISION. Orbital, M Company, T Parent and T Company shall promptly determine whether notifications under any antitrust Laws, including those of foreign jurisdictions, and the Exon-Florio Provision are required and shall file as soon as practicable applicable notifications under any antitrust Laws, including those of foreign jurisdictions, and the Exon-Florio Provision in connection with the Merger and the transactions contemplated hereby and to respond as promptly as practicable to any inquiries received from any governmental authority in connection with antitrust and CFIUS for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other governmental authority in connection with antitrust or Exon-Florio Provision matters, and shall cooperate with each other with respect to the foregoing. T Parent, T Company and M Company shall give each other prior notice and consult with each other prior to any meeting with any governmental authority in connection with antitrust or CFIUS with respect to their respective filings under any antitrust Laws, including those of foreign jurisdictions, or the Exon-Florio Provision or any review by either of the foregoing agencies. Each of T Parent, T Company, Orbital and M Company shall take all reasonable actions necessary to cause the termination or expiration of the waiting periods under any antitrust Laws, including those of foreign jurisdictions, or Exon-Florio Provision as promptly as possible.

        7.6. FURTHER ASSURANCES. Upon the terms and subject to the conditions contained herein, the parties agree, in each case both before and after the Effective Time, (i) to use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, the Certificate of Merger and the Ancillary Agreements, (ii) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder and thereunder, and (iii) to cooperate with each other in connection with the foregoing. Without limiting the foregoing, the parties agree to use their respective commercially reasonable efforts to:

               (A) obtain any necessary Consents, including any and all governmental consents to the transaction, such as CFIUS and FOCI related filings (provided, however, that no amendment or modification shall be made to any M Company Contract to obtain such Consent without T Company's consent);

               (B)    obtain all necessary Permits;

               (C) give all notices to, and make all registrations and filings with third parties, including submissions of information requested by governmental authorities;

               (D) address any concerns on the part of any governmental agency or authority with jurisdiction over the enforcement of any applicable antitrust laws or

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

national security laws or regulations regarding the legality of T Company's acquisition of M Company. Such actions may, but need not, include: entering into negotiations, providing information, making proposals, entering into and performing agreements or submitting to judicial or administrative orders, or selling or otherwise disposing of, or holding separate (through the establishment of a trust or otherwise), particular assets or categories of assets, or businesses, of M Company or T Company or any of the M Subsidiaries or affiliates, each within the sole discretion of T Company;

               (E) prevent the entry in a judicial or administrative proceeding brought under any antitrust law or the Exon-Florio Provision by any government antitrust authority or government national security authority (such as CFIUS), respectively, or any other Person of any permanent or preliminary injunction or other order that would make consummation of the acquisition of the M Company Common Stock in accordance with the terms of this Agreement unlawful or that would prevent or delay such consummation;

               (F) in the event that such an injunction or order has been issued in such a proceeding, take steps, including, without limitation, the appeal thereof, or the posting of a bond, necessary to vacate, modify or suspend such injunction or order to permit such consummation on a schedule as close as possible to that contemplated by this Agreement; and

               (G) take actions to avoid or eliminate each and every impediment under any antitrust law or the Exon-Florio Provision that may be asserted by any government antitrust authority or government national security Authority, respectively, or any other Person to the consummation of the transactions contemplated hereby in accordance with the terms of this Agreement; provided, however, that nothing in this Section shall require any party hereto to take any step or agree to any action which shall materially diminish the benefit to it of the transactions contemplated by this Agreement.

        7.7. TAX RETURNS. M Company and the M Company Subsidiaries covenant and agree with T Company that until the Effective Time they shall prepare and file (i) all M Company and M Subsidiary Tax Returns required to be filed and pay all required Taxes due in accordance with applicable law, and (ii) the amended M Company and M Subsidiary Tax Returns for the tax years ended December 31, 1997, 1998 and 1999 to state that an ownership change within the meaning of Section 382 of the Code occurred on December 31, 1997, with respect to M Company, and such amended Tax Returns shall state the value of the M Company for purposes of computing the annual Section 382 limitations is at least $60 Million and that the annual limitation for such years is at least $3 Million.

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


        7.8. M COMPANY INTERCOMPANY DEBT. M Company covenants and agrees with T Company that prior to the Effective Time if requested by T Company or T Parent, (i) M Company will contribute any indebtedness owed by Magellan DIS, Inc. to Magellan DIS, Inc. as a contribution to capital and (ii) M Company will cancel all other intercompany accounts between M Company and any M Company Subsidiary. M Company covenants and agrees with T Company that it will not claim a capital loss or bad debt deduction with respect to the intercompany debt described in Section 7.8(i) hereof, at any time prior to or at the Effective Time.

        7.9    MEETING OF M COMPANY STOCKHOLDERS.

               M Company shall promptly after the date of this Agreement take all action necessary in accordance with the DGCL and the M Company Certificate of Incorporation and Bylaws to duly call, give notice of, convene and hold a meeting of the stockholders of M Company to consider this Agreement (including the Certificate of Amendment and the Merger). M Company shall use its best efforts to secure the vote or consent of the stockholders of M Company required by the DGLC or this Agreement to approve this Agreement and the transactions contemplated hereby.

        7.10   STOCKHOLDER AGENT OF THE STOCKHOLDERS; POWER OF ATTORNEY.

               At the meeting of the stockholders of M Company, the holders of a majority of the Minority M Company Common Stock shall appoint a Person as agent and attorney-in-fact (the "Stockholder Agent") for each holder of Minority M Company Common Stock (except such stockholders, if any, as shall have perfected their appraisal or dissenters' rights under the DGCL), for and on behalf of such stockholders, to give and receive notices and communications, to authorize withdrawal by Orbital of cash from the escrow fund created from the deposit of the Minority Escrow Amount pursuant to Section 3.10 hereof (the "Minority Escrow Fund") in satisfaction of claims by Orbital pursuant to Section 11.2(g) hereof, to object to such withdrawals, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Stockholder Agent for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority of the Minority M Company Common Stock from time to time upon not less than 30 days prior written notice to T Parent; provided, however, that the Stockholder Agent may not be removed unless holders of a two-thirds interest in the Minority Escrow Fund agree to such removal and to the identity of the substituted stockholder agent. Any vacancy in the position of Stockholder Agent may be filled by approval of the holders of a majority in interest of the Minority Escrow Fund. No bond shall be required of the Stockholder Agent, and the Stockholder Agent shall not receive compensation for his services. Notices or communications to or from the

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

Stockholder Agent shall constitute notice to or from each of the holders in interest in the Minority Escrow Fund.

               The Stockholder Agent shall not be liable for any act done or omitted hereunder as Stockholder Agent while acting in good faith and in the exercise of reasonable judgment.


        7.11   WESTERN ATLAS.

               Orbital and M Company shall use commercially reasonable efforts to enter into a binding agreement with Western Atlas, conditioned only upon the Closing hereunder, unconditionally settling the Western Atlas Litigation and unconditionally extinguishing, releasing and discharging all past, present and future liability arising out of or related to all Western Atlas Events, and, upon the Closing hereunder, to cause a notice of dismissal with prejudice to have been filed in the Western Atlas Litigation, signed by all parties in the Western Atlas Litigation; provided however, that (i) Orbital and M Company shall not be required to enter into a settlement agreement requiring the payment of more than $3.6 million to Western Atlas (it being understood that, if Orbital and M Company enter into such a settlement, T Parent, T Company and M Company shall not bear any Western Atlas Costs in excess of $1.8 million in the aggregate) and (ii) prior to entering into any settlement, M Company and/or Orbital shall submit such proposed settlement agreement and associated documents and/or license agreements to T Company and obtain written approval (which shall not be unreasonably withheld) to all terms and conditions other than monetary amounts included in Western Atlas Costs. Once such settlement has been signed, Orbital and/or M Company shall submit an accounting of all Western Atlas Costs to T Company. M Company and/or Orbital shall, at T Company's option, include T Company or its Representatives in all negotiations with Western Atlas or its Representatives, and shall keep T Company informed of all material developments, communications, events and negotiations related to all Western Atlas Events. If Orbital and M Company are unable to settle the Western Atlas Litigation as described in the first sentence of this Section 7.11, then at such time as all other conditions precedent specified in Article VIII hereof have been satisfied, T Company and Orbital shall negotiate in good faith to determine the nature and scope of indemnification to be provided with respect to Western Atlas Costs after the Closing; provided that the parties may begin to negotiate such indemnification arrangements prior to the satisfaction of such conditions precedent.

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


                                  ARTICLE VIII.
                              CONDITIONS PRECEDENT

        8.1    CONDITIONS TO EACH PARTY'S OBLIGATION

               The obligation of each party to effect the Merger and consummate the transactions to be consummated at the Closing is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

               (a) Governmental Approvals. All Consents from governmental authorities necessary for the valid consummation of the Merger (including the expiration or early termination of any waiting period applicable to the Merger under any antitrust Laws, including those of foreign jurisdictions, and the expiration of the period of time for any applicable review process by CFIUS under the Exon-Florio Provision or by any other agency relating to government security concerns (including the negotiation of any security agreement or other FOCI negation measures reasonably acceptable to T Company that, in its reasonable discretion, are necessary to the performance of M Company's or any M Subsidiary's Contracts and the operation of the Business after the Merger)) shall have been obtained. CFIUS shall not have taken any action or made any recommendation to the President of the United States that has not been terminated or withdrawn (i) to block or prevent the consummation of the Merger,
(ii) to block or prevent the performance of any of M Company's and any M Subsidiary's Contracts after the Merger or (iii) to condition the Merger on the consummation of transactions, restrictions or actions that could materially diminish the value of M Company or any M Subsidiary to T Company.

               (b) Third Party Consents. All Consents from other parties in connection with the transactions contemplated hereby and by the Certificate of Merger and the Ancillary Agreements and necessary for the operation of the Business of M Company after the Closing (including all required third party consents under the Contracts of M Company, as listed on Section 5.12 of the M Company Disclosure Schedule, except individually or in the aggregate as shall not be material to the conduct of the Business of M Company) shall have been obtained.

               (c) Release of Encumbrances. Morgan Guaranty Trust Company of New York, as Agent and The Northwestern Mutual Life Insurance Company shall have released any Encumbrances on the Assets of M Company in their favor.

               (d) No Actions or Court Orders. No Action by any court, governmental authority or other Person shall have been instituted or threatened in writing and no Regulation shall have been enacted which questions the validity or legality of the transactions contemplated hereby or by the Certificate of Merger or the Ancillary Agreements and which could reasonably be expected to damage

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

M Company or T Company or their respective Assets or Businesses materially if the transactions contemplated hereby or thereby are consummated.

               (e) Stockholder Approval. The holders of a majority of Minority M Company Common Stock which are voted at the stockholders' meeting held pursuant to Section 7.9 shall have voted to approve the Merger.


        8.2.   CONDITIONS TO OBLIGATIONS OF T PARENT AND T COMPANY.

               The obligations of T Parent and T Company to consummate the Merger and the other transactions contemplated by this Agreement are subject, in the discretion of T Company or T Parent, to the satisfaction or waiver, on or prior to the Closing Date, of each of the following conditions:

               (a) Representations, Warranties and Covenants. All representations and warranties of Orbital and M Company contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date (or in the case of representations and warranties made as of a particular date, as of such date), and Orbital and M Company shall have performed in all material respects all agreements and covenants required hereby to be performed by them prior to or at the Closing Date. There shall be delivered to T Company a certificate from each of Orbital and M Company to the foregoing effect signed by a duly authorized officer of Orbital and M Company, respectively.

               (b) Closing Documents. Orbital and M Company shall have delivered the documents and other items to be delivered by such Persons pursuant to Section 9.1 of this Agreement.

               (c) Material Adverse Change. There shall not have been any M Company Material Adverse Change.

               (d) Purchase Agreement. The Purchase Agreement shall be in full force and effect in accordance with its terms. Orbital and OrbNav shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by them thereunder as of the Closing. The closing under the Purchase Agreement shall occur contemporaneously with the Closing hereunder.


        8.3    CONDITIONS TO OBLIGATIONS OF ORBITAL AND M COMPANY.

               The obligations of Orbital and M Company to consummate the Merger and the other transactions contemplated by this Agreement are subject, in the discretion of Orbital or M Company, to the satisfaction or waiver, on or prior to the Closing Date, of each of the following conditions:

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

               (a) Representations, Warranties and Covenants. All representations and warranties of T Parent and T Company contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date (or in the case of representations and warranties made as of a particular date, as of such date), and T Parent and T Company shall have performed in all material respects all agreements and covenants required hereby to be performed by them prior to or at the Closing Date. There shall be delivered to Orbital and M Company a certificate from each of T Parent and T Company to the foregoing effect signed by a duly authorized officer of T Parent and T Company, respectively.

               (b) Closing Documents. M Company shall have received the documents and other items described in Section 9.2 and such other documents and items as M Company may reasonably require.

               (c) Purchase Agreement. The Purchase Agreement shall be in full force and effect in accordance with its terms. T Parent shall have performed and complied in all material respect with all covenants and agreements required to be performed or complied with by it thereunder as of the Closing. The closing under the Purchase Agreement shall occur contemporaneously with the Closing hereunder.

               (d) Release of Orbital. Orbital shall have been released from any liabilities or obligations as guarantor under the M Company Credit Facility.

                                   ARTICLE IX.
                                     CLOSING

               On the Closing Date at the Closing Place:

        9.1. DELIVERIES BY ORBITAL AND M COMPANY. Orbital and M Company shall deliver (or cause to be delivered) to T Company the following:

               (a) the Ancillary Agreements to which each of Orbital and M Company is a party;

               (b) a certificate of corporate good standing issued by the Secretary of State of the State of Delaware for M Company and Orbital, each dated not more than five days prior to the Closing Date;

               (c)    the officer's certificates referenced in Section 8.2(a);

               (d) a copy of the resolutions of the Board of Directors of Orbital, as certified as of the date of the Closing by the Secretary of Orbital, as being true,

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

correct and complete and in full force and effect, authorizing the execution, delivery and performance by Orbital of this Agreement and the Ancillary Agreements to which it is a party, the Merger, and the performance of Orbital's obligations hereunder;

               (e) a copy of the resolutions of the Board of Directors of M Company, as certified as of the date of the Closing by the Secretary of M Company, as being true, correct and complete and in full force and effect, authorizing the execution, delivery and performance by M Company of this Agreement and the Ancillary Agreements to which it is a party, the Merger, and the performance of M Company's obligations hereunder;

               (f) duly executed resignations, effective as of the Effective Time, of each officer or director of M Company and the M Subsidiaries whose resignation is requested by T Company prior to the Effective Time;

               (g) a legal opinion of Hogan & Hartson LLP, counsel to Orbital, dated the Closing Date and addressed to T Parent and T Company, in form and substance reasonably satisfactory to T Parent and its counsel and covering the matters described on Exhibit E;

               (h) a legal opinion of Brobeck, Phleger & Harrison LLP, counsel to the special independent committee of the Board of Directors of M Company, dated the Closing Date and addressed to T Parent and T Company, in form and substance reasonably satisfactory to T Parent and its counsel and covering the matters described on Exhibit E;

               (i) evidence, in form and substance reasonably satisfactory to T Parent and T Company, that Morgan Guaranty Trust Company of New York, as Agent, and The Northwestern Mutual Life Insurance Company shall have released any Encumbrances on the capital stock or Assets of M Company in their favor;

               (j) a Stockholder Release, in the form attached hereto as Exhibit F, duly executed by Orbital; and

               (k)    copy of the audited M Company Financial Statements.

        9.2. DELIVERIES BY T PARENT AND T COMPANY. T Parent and T Company shall deliver:

               (a)    the officer's certificates referenced in Section 8.3(a);

               (b) a copy of the resolutions of the Board of Directors of T Company and T Parent, as certified as of the date of the Closing by the Secretary of T

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

Company and T Parent, respectively, as being true, correct and complete and in full force and effect, authorizing the execution, delivery and performance by each of T Company and T Parent of this Agreement and the Ancillary Agreements to which either of them is a party, the Merger, and the performance of each of T Company's and T Parent's obligations hereunder.

               (c) the Ancillary Agreements to which each of T Company and T Parent is a party;

               (d) a certificate of corporate good standing issued by the Secretary of State of the State of Delaware for T Company and T Parent, each dated not more than five days prior to the Closing Date;

               (e) to the Exchange Agent, (i) the Common Stock Consideration and (ii) the Preferred Stock Consideration, less the Escrow Amount deposited in the escrow account pursuant to Section 3.10;

               (f) to the Escrow Agent, the Escrow Amount to be deposited in the escrow account subject to the Escrow Agreement; and

               (g) a legal opinion of Fried, Frank, Harris, Shriver & Jacobson, counsel to T Company and T Parent, dated the Closing Date, and addressed to Orbital and M Company in form and substance reasonably satisfactory to Orbital and its counsel, and covering the matters described on Exhibit E.



                                   ARTICLE X.
                                   TAX MATTERS


        10.1.  TAX ALLOCATION AND INDEMNIFICATION.

               (a) Orbital shall be solely responsible for, shall pay and shall indemnify T Parent, T Company and the Surviving Corporation and hold T Parent, T Company, Surviving Corporation, M Company or any M Subsidiary, (each and including Orbital with respect to Section 10.1(c), a "Tax Indemnitee") harmless from any Losses resulting from, arising out of, or relating to, any Liability (i) of M Company or any M Subsidiary for, any and all Orbital Taxes and (ii) of any and all Taxes relating to any breach of any representation or warranty contained in Section 5.22 hereof (excluding Section 338 Taxes and Intercompany Debt Taxes unless such Taxes would not have been incurred but for such breach). A payment made by Orbital pursuant to this Section 10.1, shall be referred to herein as a "Tax Indemnity Payment."

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

               (b) Orbital shall be solely responsible for and shall indemnify T Parent, T Company and the Surviving Corporation from and against Losses arising out of, or relating to any Liability of M Company or any M Subsidiary for Taxes (excluding Section 338 Taxes and Intercompany Debt Taxes except to the extent such Taxes would not have been incurred but for a breach referred to in Section 10.1(a)(ii)) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) by reason of any of the M Company or any M Subsidiary having been a member of any consolidated, combined or unitary group during any Pre-Closing Tax Period or
(ii) with respect to a Pre-Closing Tax Period, as a transferee or successor.

               (c) T Parent, T Company and the Surviving Corporation shall be solely responsible for, shall pay, and shall indemnify Orbital and hold Orbital harmless from any Losses resulting from, arising out of, or relating to, any Liability of M Company or M Subsidiary for, any and all Taxes of the M Company or any M Company Subsidiary relating to (i) any Post-Closing Tax Period, (ii) the portion of the Taxes for any Straddle Period which are allocable to the period after the Closing Date under Section 10.7(a), (iii) Section 338 Taxes, and (iv) Intercompany Debt Taxes, except to the extent any such Taxes described in this Section 10.1(c) would not have been incurred but for a breach referred to in Section 10.1(a)(ii).

        10.2.  SURVIVAL. All obligations, covenants and agreements under this
Article X shall survive the Closing hereunder and continue until 30 days following the expiration (taking into account any waiver, extension or mitigation thereof) of the applicable statute of limitations on assessment of the relevant Tax.

        10.3. EXCLUSIVE REMEDY. Notwithstanding anything to the contrary in this Agreement, an alleged claim for indemnification under this Article X (such claim, a "Tax Claim"), will be governed exclusively by this Article X, together with the applicable provisions of Article XI and XII.

        10.4. CONTESTS. (a) If any claim for Tax is asserted in a Contest (as defined below) against any Tax Indemnitee that would result in the indemnification of any such Tax Indemnitee by Orbital pursuant to this Article X then the following provisions of this Section 10.4(a) will apply to the handling of such claim. For purposes of this Agreement, "Contest" means any audit, court proceeding or other dispute with respect to any Tax matter that affects M Company and any M Subsidiary. Unless T Parent, T Company or the Surviving Corporation has previously received written notice from Orbital of the existence of such Contest, T Parent, T Company or the Surviving Corporation shall give written notice to Orbital of the existence of any Contest relating to a Tax matter that is or may be Orbital's responsibility under this Article X as soon as practicable after the receipt by T Parent, T Company or the Surviving Corporation of any written notice of such Contest, but in no event later than 15 days prior to the time that a written response

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

to the written notice is required, unless such written notice is received and a written response is due in less than 15 days, in which case T Parent, T Company or the Surviving Corporation shall give written notice to Orbital as soon as practicable. If T Parent, T Company or the Surviving Corporation fails to comply with the foregoing sentence, Orbital shall not be liable to T Parent, T Company or the Surviving Corporation, M Company or any M Subsidiary to the extent that Orbital's position is actually prejudiced as a result thereof. Orbital shall, at its election, have the right to represent the interests of M Company or the M Subsidiaries in any Contest relating to a Tax matter for which Orbital may be required to make a Tax Indemnity Payment, to employ counsel of Orbital's choice at the expense of Orbital and to control the conduct of such Contest, including settlement or other disposition thereof, provided, however, that Orbital will keep T Parent, T Company or the Surviving Corporation informed of the progress and disposition of the Contest and no settlement or compromise of issues will be made without T Parent's, T Company's or the Surviving Corporation's written consent, which consent shall not be unreasonably withheld and provided, further, that to the extent such Contest could adversely affect T Parent's, T Company's or the Surviving Corporation's Tax Liability (after taking into account any required Tax Indemnity Payment), T Parent, T Company or the Surviving Corporation will have the right to control the conduct of the Contest at its expense, and in which case no settlement or compromise of issues will be made without Orbital's written consent, which consent shall not be unreasonably withheld. T Parent, T Company or the Surviving Corporation shall handle any Tax Claim relating to any Tax period of the M Company and any M Subsidiary included in a Pre-Closing Tax Period which Orbital elects in writing not to control, and T Parent, T Company or the Surviving Corporation shall be entitled to defend, compromise or settle such Tax Claim in its sole discretion.

               (b) With respect to any Straddle Period, T Parent, T Company or the Surviving Corporation shall control, and Orbital, at its own expense, shall have the right to participate in, the defense and settlement of any Contest and each party shall cooperate with the other party and there shall be no settlement or closing or other agreement with respect thereto without the consent of the other party, which consent shall not be unreasonably withheld; provided, however, that T Parent, T Company or the Surviving Corporation will keep Orbital informed of the progress and disposition of the Contest and provided, further, that to the extent such Contest could adversely affect Orbital's Tax Liability (after taking into account any required Tax Indemnity Payment), Orbital will have the right to participate in the conduct of the Contest, and no settlement or compromise of issues will be made without Orbital's written consent, which consent shall not be unreasonably withheld.

               (c) With respect to any claim for Tax in a Contest against any Tax Indemnitee that would result in the indemnification of Orbital by T Company, T Parent or the Surviving Corporation pursuant to Section 10.1(c), then the following provisions of this Section 10.4(c) will apply to the handling of such claim. Unless

Orbital has previously received written notice from T Parent, T Company or the Surviving Corporation of the existence of such Contest, T Parent, T Company or the Surviving Corporation shall give written notice to Orbital of the existence of any Contest relating to a Tax matter that is or may be T Parent's, T Company's or Surviving Corporation's responsibility under Section 10.1(c) as soon as practicable after the receipt by T Parent, T Company or the Surviving Corporation of any written notice of such Contest. T Parent, T Company or the Surviving Corporation shall control, defend and settle any such Contest.

               (d) If, after good faith negotiations, either party reasonably withholds its consent where consent is required pursuant to this Section 10.4 or the parties cannot agree to the settlement or compromise of issues under this
Section 10.4, then the Tax matter requiring such consent, settlement or compromise will be referred to an independent accounting firm mutually agreeable to the parties. Such accounting firm shall furnish written notice to the parties of its resolution of any such disagreement as soon as practical, but in any event no later than 45 days after its acceptance of the matter for resolution. Any such resolution by the accounting firm will be conclusive and binding on all parties of this Agreement. All fees and expenses of the accounting firm in connection with such referral shall be shared equally by the parties affected by the matter.

               (e) Each party shall, at no cost to the other party, cooperate with the other party hereto and the other's representatives in a prompt and timely manner in connection with any Contest. Such cooperation shall include, but not be limited to, making available to the other party, during normal business hours, all books, records, returns, documents, files, other information (including, without limitation, working papers and schedules), officers or employees (without substantial interruption of employment) or other relevant information necessary or useful in connection with any Contest requiring any such books, records and files.

        10.5. TAX RETURN PREPARATION. (a) Orbital agrees that (i) it shall be responsible for preparing and filing on M Company's behalf all Pre-Closing Tax Returns, for which the parties agree that Orbital may designate at its own cost and expense an independent accounting firm that is mutually agreeable to both Orbital and the Surviving Corporation to prepare such Returns, (ii) such Pre-Closing Tax Returns will accurately set forth in all material respects, all items relating to the business activities of the M Company and M Subsidiaries to the extent required to be reflected or included in such Pre-Closing Tax Returns by applicable federal, state, local or foreign Tax laws, regulations or rules on a basis consistent with prior Tax Returns filed by Orbital, (iii) such Pre-Closing Tax Returns shall include any income resulting from the cancellation of any indebtedness and any items under Treas. Regs. Sections 1.1502-13, 1.1502-14 and 1.1502-19, (iv) such Pre-Closing Tax Returns shall state that an ownership change within the meaning of Section 382 of the Code occurred on December 31, 1997, with respect to M Company, and shall state the value of the M Company for purposes of computing the annual Section 382 limitation is at least $60 Million and that the annual limitation in effect throughout the related Pre-Closing Tax Period is at least $3 Million, (v) if a
Section 338(g) election is made by T Parent with respect to the M Company and any M Subsidiary, such Pre-Closing Tax Returns shall reflect the Section 338 deemed sale, and (vi) all Taxes shown to be payable on such Pre-Closing Tax Returns shall be paid or will be paid by Orbital as and when required by Law, except that any Section 338 Taxes and any Intercompany Debt Taxes shall be the responsibility of T Parent, T Company or the Surviving Corporation, unless such Taxes would not have been incurred but for a breach referred to in Section 10.1(a)(ii).

               (b) T Parent, T Company or the Surviving Corporation shall be responsible for preparing and filing on M Company's behalf all Post-Closing Tax Returns and Straddle Returns provided however, that such preparation and filing shall not be deemed to relieve Orbital of its obligations under Sections 10.1 and 10.7. Such Straddle Returns shall be prepared on a basis consistent with those prepared for prior taxable periods unless a different treatment of any item is required by Tax Laws, regulations or rules.

               (c) T Parent, T Company or the Surviving Corporation shall be responsible for the filing and preparation of Forms W-2 and 1099, and any similar or related information reporting Tax returns or forms, of M Corporation and any M Subsidiary for the 2001 year.

        10.6.  ASSISTANCE AND COOPERATION.

               (a) After the Closing, Orbital and T Parent, T Company and the Surviving Corporation shall cooperate (and cause their affiliates and agents to cooperate) with each other and with each other's agents, including accounting firms and legal counsel, in connection with Tax matters relating to M Company and any M Subsidiary, including (i) providing information with respect to T Parent's decision to make an election under Section 338(g) of the code, (ii) preparation and filing of Tax Returns, (iii) determining the liability and amount of any Taxes due, the right to and amount of any refund of Taxes, and the liability and amount of any Tax benefit payments, (iv) examinations of Tax Returns, and (v) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Each party shall (i) retain all Tax Returns, schedules and work papers, and all material records and other documents relating thereto, until the expiration of the applicable statute of limitations (including, to the extent notified by any party, any extensions thereof) of the Tax period to which such Tax Returns and other documents and information relate or until the final determination of any controversy with respect to such Tax period and until the final determination of any payments that may be required with respect to such Tax period under this Agreement and (ii) give the other party reasonable written notice prior to transferring, destroying or discarding any such Tax Returns, records and documents and, if the other party so requests, T

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Parent, T Company or the Surviving Corporation or Orbital, as the case may be, shall allow the other party to take possession of such Tax Returns, records and documents. Each of the parties shall also make available to the other parties, as reasonably requested and to the extent available, personnel (including officers, directors, employees and agents) responsible for preparing, maintaining, and interpreting information and providing information or documents in connection with any administrative or judicial proceedings relating to Taxes.

        (b) No later than 195 days after the Closing Date, M Company and M Company Subsidiaries shall provide to T Company the following information with respect to each of the M Company and each M Company Subsidiary as of the Closing
Date: (A) the basis of the M Company and each M Company Subsidiary in its assets; (B) the basis of the M Company or M Company Subsidiary in each M Company Subsidiary stock held; and (C) the amount of any net capital loss, unused investment or other credit, research and development credits, unused foreign tax, or excess charitable contribution allocable to M Company and each M Company Subsidiary.

        10.7. STRADDLE PERIOD AND CLOSING DATE TAX ALLOCATION; STRADDLE PERIOD TAX.

               (a) (1) With respect to any Straddle Period, to the extent permitted by applicable law, Orbital, T Company, T Parent or Surviving Corporation shall elect to treat the Closing Date as the last day of the Tax period. (2) Any real or personal property taxes with respect to any Straddle Period will be allocated between Orbital and T Company or T Parent with (i) Orbital being responsible for the amount of such taxes times a fraction, the numerator of which is the number of days in the Straddle Period through the Closing Date and the denominator of which is the total number of days in the Straddle Period and (ii) T Company and T Parent being responsible for the remainder of such Straddle Period Taxes. (3) Any flat or minimum dollar Taxes with respect to any Straddle Period shall be the responsibility of (i) Orbital, if such Tax is required to be filed and paid in the Pre-Closing Tax Period and
(ii) T Parent or T Company if such Tax is required to be filed and paid in the Post-Closing Tax Period. (4) Any other Taxes with respect to any Straddle Period will be allocated on the basis of a closing of the books at the Effective Time with Orbital being responsible for the Pre-Closing Tax Period except for any
Section 338 Taxes, any Intercompany Debt Taxes (unless such Section 338 Taxes and Intercompany Debt Taxes would not have been incurred but for a breach referred to in Section 10.1(a)(ii)) or any Taxes arising

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from any actions taken after the Effective Time by T Company, T Parent,
Surviving Corporation or any M Company Subsidiary and with T Parent and T Company being responsible for the Post-Closing Tax Period, any Section 338 Taxes, any Intercompany Debt Taxes (unless such Section 338 Taxes and Intercompany Debt Taxes would not have been incurred but for a breach referred to in Section 10.1(a)(ii)) and any Taxes arising from actions taken after the Effective Time by T Company, T Parent, Surviving Corporation or any M Company Subsidiary; provided that, in no event, will the allocation to Orbital or T Parent and T Company be greater than the total liability for the period.

               (b) With respect to any Straddle Returns, T Parent, T Company or the Surviving Corporation shall deliver at least 60 days prior to the due date for filing such Straddle Return (including any extension) to Orbital a statement setting forth the amount of Tax that Orbital owes, pursuant to Section 10.1(a). In the case of a Straddle Return, T Parent, T Company or the Surviving Corporation shall include the allocation of taxable income and Taxes under
Section 10.7(a), and copies of such Straddle Return, including copies of any partnership returns relating to Magna Works LLC, together with workpapers supporting the allocation of partnership income, with respect to Magna Works LLC, with respect to the partnership Tax period (or portion thereof) through the Closing Date.

               (c) Orbital shall have the right to review such Straddle Returns and the allocation of taxable income and the liability for Taxes and to suggest to T Parent, T Company or the Surviving Corporation any reasonable changes to such Straddle Returns no later than 15 days prior to the date for the filing of such Straddle Returns. Orbital, T Parent, T Company and the Surviving Corporation agree to consult and to attempt to resolve in good faith any issue arising as a result of the review of such Straddle Returns and allocation of taxable income and liability for Taxes and mutually agree to consent to the filing as promptly as possible of such Straddle Returns.

               (d) Not later than 7 days before the due date for the payment of Taxes with respect to such Straddle Returns, Orbital shall pay to T Parent, T Company or the Surviving Corporation an amount equal to the Taxes as agreed to by Orbital and T Parent, T Company or the Surviving Corporation as being owed by Orbital with respect to a Straddle Return pursuant to Section 10.1(a).

               (e) If (i) T Parent, T Company or the Surviving Corporation and (ii) Orbital cannot agree on the amount of Taxes owed by Orbital with respect to a Straddle Return, Orbital shall pay to T Parent, T Company or the Surviving Corporation the amount of Taxes shown as due on the statement sent to Orbital pursuant to Section 10.7(b). Within 10 days after such payment, T Parent, T Company or the Surviving Corporation and Orbital shall refer the matter to an independent accounting firm agreed to by Orbital and T Parent, T Company or the Surviving Corporation to arbitrate the dispute. T Parent, T Company or the Surviving Corporation, as applicable, and Orbital shall equally share the fees and expenses of such accounting firm and its determination as to the amount owing by Orbital pursuant to Section 10.1(a) with respect to a Straddle Return shall be binding on Orbital and T Parent, T Company or the Surviving Corporation. Within five days after the determination by such accounting firm, if necessary, either (i)

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Orbital or (ii) T Parent, T Company or the Surviving Corporation shall pay to the other party any amount which is determined by such accounting firm to be owed.

        10.8. PRE-CLOSING TAX RETURNS DUE AFTER CLOSING DATE. Not later than 165 days after the Closing Date, T Parent shall notify Orbital whether T Parent intends to make an election under Section 338(g) of the Code. Not later than 195 days after the Closing Date, Orbital shall have prepared a final draft of the Pre-Closing Tax Returns due after the Closing Date reflecting, if applicable, that a Section 338(g) election has been made. Not later than 195 days after the Closing Date, when practical, Orbital shall make available to T Parent, T Company and the Surviving Corporation a draft of such Tax Returns as Orbital proposes to file. T Parent, T Company and the Surviving Corporation shall have the opportunity to review and comment on the draft of such Tax Returns at their expense and Orbital shall make such revisions to such Tax Returns as reasonably requested by them. Not later than 255 days after the Closing Date, Orbital will file any Pre-Closing Tax Returns due after the Closing Date.

        10.9. TAX SHARING AGREEMENTS. Any Tax sharing agreement; Tax allocation agreement or Tax indemnification agreement between Orbital and M Company or any M Subsidiary is terminated as of the Closing Date and will have no further effect for any taxable year (whether the current year, a future year, or a past year), and nothing shall be paid in respect of any amounts owing under such agreements as of such date and all rights and obligations of either M Company or any M Subsidiary with respect to Taxes shall be as provided herein.

        10.10. FILING OF AMENDED RETURNS. M Company and the M Company Subsidiaries shall not file any amended Tax Returns, except as provided in
Section 7.7, without T Parent's, T Company's or the Surviving Corporation's prior written consent.

        10.11. TREATMENT OF TAX INDEMNITY PAYMENTS. T Parent, T Company, the Surviving Corporation and Orbital, shall, to the extent permitted by applicable law, treat any payments made pursuant to this Article X as adjustments to the purchase price payable to Orbital. To the extent that any such payment is not permitted to be treated as an adjustment to the purchase price, the amount of such payment shall be increased by the amount of any actual additional Tax cost incurred as a result of the receipt of such payment. Any Tax benefit actually received by the recipient of such payment as a result of its payment of the Tax to which such indemnity payment relates shall either reduce the amount of such indemnity payment or otherwise be paid by the recipient to the payor of such indemnity.

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        10.12. TAX REFUNDS AND TAX BENEFITS.

               (a) Any Tax refunds or credits with respect to Taxes (including any interest paid or credit with respect thereto) received by T Parent, T Company or the Surviving Company relating to Pre-Closing Tax Periods, shall be for the account of Orbital, and such amount shall (i) first, reduce any obligation of Orbital under Section 10.7(a), if received before payment is due thereunder and if received after payment is due thereunder, Orbital shall receive a reimbursement in the amount of the refund for any payments made by Orbital under Section 10.7(a) and (ii) second, reduce any amount payable by Orbital to a Tax Indemnitee under this Article X.

               (b) Any Tax refunds relating to Post-Closing Tax Periods shall be for T Parent's, T Company's or Surviving Corporation's account. To the extent any refunds or credits with respect to Taxes paid by M Company or any M Subsidiary are attributable to a Straddle Period, such refunds or credits with respect to Taxes shall be apportioned between Orbital and T Parent, T Company or Surviving Corporation as set forth in Section 10.7(a).

               (c) Any amount otherwise payable by one party to the other party under this Article X shall be reduced by any Tax benefit actually realized by the other party, that it would not have otherwise been entitled to but for the Tax or circumstances that gave rise to payment under this Article X. If a Tax benefit is actually realized by one party after payment has been received under this Article X, then such party shall pay an amount to the other party equal to the Tax benefit realized (including by way of reduction in any estimated Tax payments).

                                   ARTICLE XI.
                              ADDITIONAL AGREEMENTS

        11.1.  SURVIVAL OF REPRESENTATIONS, WARRANTIES, AGREEMENTS AND
        COVENANTS.

               The representations, warranties and covenants contained herein shall survive the Closing Date for a period of (and claims based upon or arising out of such representations, warranties, covenants and agreements may be asserted at any time before the date which shall be) three (3) years after the Closing Date; provided that the representations, warranties and covenants set forth in Section 5.22 shall survive until thirty (30) days following the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof); provided, however, that, except as set forth in Section 11.2(g) hereto, no holder of Minority M Company Common Stock shall, in such holder's capacity as a holder of M Company Common Stock, be liable to any Person (other than for fraud, gross negligence or willful misconduct) for any Losses incurred in connection with (i) the execution of this Agreement, the Ancillary Agreements or any other agreement

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contemplated hereby (other than the Stockholder Support Agreement) or (ii) the consummation of the transactions contemplated in this Agreement. No investigation or waiver made by any of the parties hereto shall in any way limit the representations and warranties of the parties. On the Closing Date, all representations and warranties contained in this Agreement and made by T Parent and T Company for the benefit of Orbital and M Company shall expire as to T Company and thereafter will be deemed to have been made by the T Parent and Surviving Corporation for the benefit of Orbital. The termination of the representations and warranties provided herein shall not affect the rights of a party in respect of any claim made by such party in a writing received on a timely basis by the other party prior to the expiration of the applicable survival period provided herein.


        11.2.  INDEMNIFICATION.

               (a) General Indemnity by Orbital. Orbital shall indemnify, save and hold harmless T Parent and T Company and the Surviving Corporation from and against any and all Losses incurred in connection with, arising out of, resulting from or incident to:

                      (i) any breach of any representation or warranty or the inaccuracy of any representation or warranty made by Orbital or M Company in this Agreement;

                      (ii) any breach or non-fulfillment of any covenant or agreement made by Orbital or M Company in this Agreement;

                      (iii) any claim by a stockholder or former stockholder of M Company, or any other Person seeking to assert, or based upon or related to:
(w) ownership or rights to ownership of any shares of capital stock of M Company; (x) any rights of a stockholder (other than dissenters' appraisal rights demanded by holders of up to two percent of the M Company Common Stock under Section 262 of the DGCL); (y) any claim that the Merger is not fair to stockholders of M Company or not in the best interests of M Company and its stockholders; or (z) the indemnification of any director, officer or agent of M Company or any M Subsidiary with respect to any claim described in this Section 11.2(a)(iii);

                      (iv) any and all Debt of M Company as of the Closing Date (except to the extent taken into account in calculating the Net Debt Amount at Closing);

                      (v) any and all transaction bonuses or change of control payments made by M Company or any M Subsidiary in connection with the

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transactions contemplated hereby (except to the extent reflected on the M
Company Schedule and taken into account in calculating the Preferred Stock Consideration);

                      (vi) if the Western Atlas Litigation is settled as described in the first sentence of Section 7.11, any and all Western Atlas Costs, except to the extent such Western Atlas Costs were used to calculate the Western Atlas Amount at Closing; and

                      (vii) any of the claims asserted by Deepak Sharma and described in Section 5.16 of the M Company Schedule or otherwise to any acts, omissions, circumstances, claims or allegations set forth in the letter dated April 9, 2001 from J. Chris Juravich, Erdos & Juravich, L.L.P., representing Deepak Sharma d/b/a Global Technology, to Michael D. Griffin, President and CEO of Magellan Corporation, and Leslie C. Seeman, Executive Vice President and General Counsel of Orbital Sciences Corporation.

               The term "Losses" is not limited to matters asserted by third parties against an Indemnified Party (as hereinafter defined), but includes Losses incurred or sustained by the Indemnified Party in the absence of third party claims. Payments by an Indemnified Party of amounts for which it is indemnified hereunder shall not be a condition precedent to recovery.

               (b) Government Contracts Indemnity By Orbital. Orbital shall indemnify T Parent, T Company and the Surviving Corporation from and against any and all Losses arising out of the United States Government's termination or failure to renew any contract as a result of the Merger.

               (c) General Indemnity by T Parent and T Company. T Parent and T Company and Surviving Corporation hereby agree to indemnify, save and hold harmless M Company, the holders of Minority M Company Common Stock and Orbital from and against any and all Losses arising out of (i) any breach of any representation or warranty or the inaccuracy of any representation or warranty, made by T Parent or T Company in this Agreement; and (ii) any breach or non-fulfillment of any covenant or agreement made by T Parent or T Company in this Agreement.

               (d) Procedure for Making Claims between Parties. If a claim (a "Claim") for Losses is to be made by any party seeking indemnification (each an "Indemnified Party" and collectively, the "Indemnified Parties"), such Indemnified Party shall give written notice (the "Claim Notice") to any party from whom such indemnification may be sought (each an "Indemnifying Party" and collectively, the "Indemnifying Parties"), as soon as practicable after the Indemnified Party becomes aware of any fact, condition or event which may give rise to Losses for which indemnification may be sought under this Section 11.2. Failure to submit any such

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notice of claim to any Indemnifying Party shall not relieve such Indemnifying
Party of any liability hereunder, except to the extent the Indemnifying Party is actually prejudiced by such failure. The Indemnifying Party shall be deemed to have accepted the Claim Notice and to have agreed to pay the Losses at issue if such Indemnifying Party does not send a notice of dispute to the Indemnified Party within forty-five (45) calendar days after receiving the Claim Notice, and in such case payment procedures shall be as set forth in Section 11.2(d)(ii) below. In the case of a disputed Claim, the parties shall follow the procedures set forth in Section 11.2(d)(i) below.

                      (i) If the Indemnifying Party disputes the validity, amount or calculation of any Claim, the following procedures shall be followed with respect to such Claim:

                             (A)    the Indemnifying Party shall give written
notice of such dispute to the Indemnified Party, within 45 days after the delivery of the Claim Notice to the Indemnifying Party.

                             (B)    If the Indemnifying Party and the
Indemnified Party reach an agreement with respect to the proper determination of the Claim, the parties shall follow the procedures set forth in Section 11.2(d)(ii) below.

                             (C)    If the Indemnifying Party and the
Indemnified Party are unable to reach agreement with respect to the proper determination of the Claim within 60 days after delivery by Indemnifying Party of its response to the Claim Notice, each of the parties agrees that such dispute shall be resolved pursuant to the dispute resolution procedures set forth in Section 12.10 hereof. Following the issuance of the decision from such dispute resolution procedure, the parties shall follow the procedures set forth in Section 11.2(d)(ii) below.

                      (ii) If the Indemnifying Party does not dispute the validity, amount and calculation of a Claim or any dispute regarding such Claim has been resolved pursuant to the procedures set forth in Section 11.2(d)(i) above, the following procedures shall be followed:

                             (A)    If the Indemnifying Party is Orbital, the
Indemnified Party shall indicate in writing (a "Payment Notice") whether payment will be sought either directly from Orbital or from the Orbital Escrow Account (as defined in the Escrow Agreement).

                                    (1)     If the Payment Notice indicates that
Orbital is to pay such Claim, then Orbital will, within 10 business days of receiving such Payment Notice, either make such payment or provide written notice to the Indemnified Party indicating that Orbital has made a good faith determination, as

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certified in writing by an executive officer of the Company, that Orbital is financially unable to make such payment in such amount or within such period, as the case may be, in which case the Indemnified Party may either notify Orbital that it will extend the period for payment or seek payment from the Orbital Escrow Account as set forth in Section 11.2(d)(ii)(A)(3) below.

                                    (2)     If the Payment Notice indicates that
payment for such Claim is to come from the Orbital Escrow Account or the Indemnified Party seeks payment from the Orbital Escrow Account pursuant to
Section 11.2(d)(ii)(A)(1) above, Orbital and T Parent shall prepare a final instruction (a "Final Instruction") to the Escrow Agent indicating the amount of funds to be disbursed from the Orbital Escrow Account and the Person to whom such funds should be disbursed. The Escrow Agent shall be entitled to act in accordance with such decision and disburse the applicable Escrow Fund in accordance therewith.

                                    (3)     Notwithstanding the foregoing
procedures of this Section 11.2(d)(ii), if payment for any Claim is sought from the Orbital Escrow Account, and sufficient funds are not available from the Orbital Escrow Account to satisfy such Claim, to the extent such Claim exceeds the funds available in the Orbital Escrow Account, the Indemnified Party shall provide written notice of such deficiency to Orbital and Orbital shall pay such amount within 10 business days of receiving such notice.

                             (B)    If the Indemnifying Party is not Orbital,
payment shall be made within 45 days of receipt of the Claim Notice, if the Claim was undisputed, or within 10 business days of the resolution of the dispute, which shall occur pursuant to the procedures set forth in Section 11.2(d)(i) above.

                      (e) Defense of Third-Party Claims. If any lawsuit or enforcement action is filed against any Indemnified Party, written notice thereof shall be given to the Indemnifying Party, as the case may be, as promptly as practicable (and in any event within fifteen (15) calendar days after the service of the citation or summons); provided, however, the failure of any Indemnified Party to give timely notice hereunder shall not affect its rights to indemnification hereunder, except to the extent that any Indemnifying Party demonstrates it was prejudiced by such failure. After such notice, if the Indemnifying Party shall send a written acknowledgement to the Indemnified Party that the Indemnifying Party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then the Indemnifying Party, shall be entitled, if it so elects at its own cost, risk and expense, (i) to take control of the defense and investigation of such lawsuit or action, (ii) to employ and engage attorneys of their own choice to handle and defend the same unless the named parties to such action or proceeding include both any Indemnifying Party and any Indemnified Party and the Indemnified Party has been advised in writing by counsel that there may be one or

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more legal defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, in which event the Indemnified Party shall be entitled, at the Indemnifying Party's cost, risk and expense, to separate counsel of its own choosing, and (iii) to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the Indemnified Party, such consent not to be unreasonably withheld. The Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the Indemnified Party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The parties shall cooperate with each other in any notifications to insurers. If the Indemnifying Party fails to assume the defense of such claim within fifteen (15) calendar days after receipt of the notice of claim, the Indemnified Party against which such claim has been asserted will (upon delivering notice to such effect to the Indemnifying Party) have the right to undertake, at the Indemnified Party's cost, risk and expense, the defense, compromise or settlement of such claim on behalf of and for the account and risk of Indemnifying Parties; provided, however, that such claim shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. If the Indemnified Party assumes the defense of the claim, the Indemnified Party will keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement of any action effected pursuant to and in accordance with this Section 11.2 and for any final judgment (subject to any right of appeal), and the Indemnifying Party agrees to indemnify and hold harmless the Indemnified Party from and against any Losses by reason of such settlement or judgment, subject to any limitations set forth herein.

               (f)    Limitation on Losses.

                      (i) except with respect to claims based on fraud or intentional misrepresentation, with respect to claims for indemnification under
Article X and Sections 11.2(a)(i), 11.2(a)(ii) and 11.2(b) of this Agreement and Sections 8 and 9.2(a) of the Purchase Agreement:

                             (A)    Orbital shall not be liable for Losses in
excess of (w) $35 million, for claims made on or before the first anniversary of the Closing Date, (x) $28 million, for claims made after the first anniversary of the Closing Date and on or before the second anniversary of the Closing Date, and (z) $14 million for claims made after the second anniversary of the Closing Date and on or before the third anniversary of the Closing Date; and (z) $2 million per year for claims with respect to Section 5.22 and Article X hereof made after the third anniversary of the Closing Date and on or before the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof).

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                             (B)    Orbital shall not be liable unless and until
the aggregate amount of such Losses (with losses with respect to Taxes as adjusted pursuant to Section 10.12(b)) exceeds $250,000, in which case, T
Parent, T Company or the Surviving Corporation, as the case may be, shall be entitled to indemnification with respect to such full $250,000 amount and all amounts in excess of such $250,000 amount. This Section 11.2(f)(i)(B) will continue to apply with respect to Section 5.22 and Article X claims made after the third anniversary of the Closing Date and on or before the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof).

                      (ii) Except with respect to claims based on fraud or intentional misrepresentation, with respect to claims for indemnification under
Section 11.2(c) of this Agreement and Sections 9.2(c) of the Purchase Agreement:

                             (A)    T Parent, T Company and the Surviving
Corporation shall not be liable for Losses in excess of (x) $35 million, for claims made on or before the first anniversary of the Closing Date, (y) $28 million, for claims made after the first anniversary of the Closing Date and on or before the second anniversary of the Closing Date, and (z) $14 million for claims made after the second anniversary of the Closing Date and on or before the third anniversary of the Closing Date and;

                             (B)    T Parent, T Company or the Surviving
Corporation, as the case may be, shall not be liable unless and until the aggregate amount of such Losses exceeds $250,000, in which case, Orbital shall be entitled to indemnification with respect to such full $250,000 amount and all amounts in excess of such $250,000 amount.

                      (iii) Except to the extent provided in Schedule 11.2(a) hereto, the holders of Minority M Company Common Stock shall not be liable for Losses arising out of the transactions contemplated by this Agreement or the breach of any representations, warranty or covenant by any party hereto.

               (g)    Indemnity by Holders of Minority M Company Common Stock.

                      The holders of Minority M Company Common Stock shall indemnify, save and hold harmless Orbital from and against any and all Western Atlas Costs up to the lesser of (i) $500,000 or (ii) 32% of the Western Atlas Amount; provided, however, that if the Western Atlas Litigation is settled on or before the Closing Date then there shall be no indemnification of Orbital by the holders of Minority M Company Common Stock. M Company and/or Orbital shall keep the Stockholder Agent informed of all material developments, communications, events and negotiations related to all Western Atlas Events.


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        11.3.  NON-COMPETE; NON-SOLICITATION.

               (a) In consideration of the benefits to Orbital hereunder and in order to induce T Parent, T Company to enter into this Agreement, Orbital hereby covenants and agrees that for a period of three (3) years after the Closing Date, Orbital shall not, directly or indirectly, (i) as a proprietor, partner, stockholder, joint venturer, investor, lender or in any other capacity own, engage in, conduct, manage, operate or control, or participate in, be associated with or be connected in any manner whatsoever in the ownership, management, operation or control of, any business which, directly or indirectly, engages in the same Business as M Company [in the United States] (or any business which is substantially similar to the Business of M Company) as currently conducted by M Company or as conducted at any time during the preceding five-year period; or (ii) recruit, solicit, encourage, entice or induce any Person who is then an employee, customer or otherwise has a business relationship with the Business of M Company to terminate his or her relationship with M Company.

               Nothing herein shall limit the right of Orbital or its Affiliates to own less than five (5%) percent of the voting securities of any company having securities registered under the Securities Exchange Act of 1934, as amended.

               (b) The parties hereto agree that the duration, area and scope that the covenants not-to-compete and not-to-solicit set forth in subsection (a) of this Section 11.3 are designed to ensure such covenants effectively and adequately protect the Business of M Company and are essential elements of this Agreement. T Company, M Company and Orbital have independently consulted with their respective counsel and have been advised concerning the reasonableness and propriety of such covenants with specific regard to the nature of the Business of M Company.

               (c) In the event that any court determines that the duration, area or scope of the covenants not-to-compete and not-to-solicit set forth in subsection (a) of this Section 11.3 are unreasonable and that any covenant is to that extent unenforceable, the parties hereto agree that such restriction shall remain in full force and effect for the greatest duration and in the greatest area and scope that would not render it unenforceable. The parties intend that each covenant shall be deemed to be a series of separate covenants, one for each of the jurisdictions where these covenants are intended to be effective.

               (d) Orbital acknowledges and agrees that, if it breaches any provision of this Section 11.3, any remedy at law would be inadequate and that T Company, in addition to seeking monetary damages in connection with any such breach, shall be entitled to specific performance, injunctive and other equitable relief in the form of preliminary and permanent injunctions (without bond or other

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security) upon any breach of any such covenant to prevent or restrain a breach of this Section 11.3 or to enforce the provisions of this Section 11.3.

        11.4.  BOOKS AND RECORDS; TAX MATTERS.

               (a) T Company agrees that so long as any books, records and files relating to the business, assets or operations of T Company, to the extent that they pertain to the operations of M Company, remain in existence and available, Orbital (at its expense) shall, upon prior notice, have the right to inspect and to make copies of the same at any time during business hours for any proper purpose.

               (b) T Company covenants and agrees that in the event it receives any notice or inquiry from the Internal Revenue Service with respect to the characterization of any payments made under this Agreement, the Certificate of Merger or any Ancillary Agreement, T Company will give prompt written notice to Orbital concerning such notice or inquiry. T Company agrees to report the consideration delivered under this Agreement in a manner consistent with the terms hereof.

              (c)     Post-Closing Statement.

                      (i) Within sixty (60) days after the Closing Date, the Surviving Corporation will prepare and deliver to Orbital, a proposed closing statement (the "Closing Statement") setting forth the financial statements of the Surviving Corporation and Magellan DIS, Inc. as of the Closing Date.

                      (ii) Within fifteen (15) days after the delivery by the Surviving Corporation of the Closing Statement, Orbital and its accountants shall have the right to review the Closing Statement and the calculations included therein. If Orbital objects to the manner in which the Closing Statement has been prepared, Orbital shall deliver written notice (the "Dispute Notice") to the Surviving Corporation setting forth in reasonable detail a description of the basis of their objection and the adjustments to the Closing Statement that Orbital believes should be made.

                      (iii) Within fifteen (15) days after the Surviving Corporation's receipt of the Dispute Notice, the Surviving Corporation and its Representatives and accountants shall review the Dispute Notice and deliver a written response to Orbital (the "Response") indicating whether and the extent to which the Surviving Corporation agrees or disagrees with the objections set forth in the Dispute Notice.

                      (iv) During a period of fifteen (15) days after Orbital's receipt of the Response, the Surviving Corporation and Orbital shall attempt in good faith to resolve in writing any such disputed items, and any such resolution will be conclusive and binding upon the parties. If the parties are unable to reach an

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

agreement with respect to any disputed item during such 15-day period, the parties shall, promptly after the expiration of such period, submit all unresolved disputes to an independent public accounting firm mutually agreeable to the parties (the "CPA Firm"). If the parties cannot agree on the selection of the independent public accounting firm to act as the CPA Firm, either party may request the American Arbitration Association to appoint such a firm, and such appointment shall be conclusive and binding on the parties. Promptly, but no later than fifteen (15) days after its acceptance of its appointment, the CPA Firm shall determine, only with respect to the remaining items in dispute so submitted, whether and to what extent, if any, the Closing Statement requires adjustment. The parties shall instruct the CPA Firm to deliver its written report as to the resolution of all disputes no later than fifteen (15) days after the disputes are submitted to the CPA Firm. The Surviving Corporation and Orbital shall make available to the CPA Firm all relevant books and records and any work papers (including those of the parties' respective accountants) relating to the Closing Statement and all other items reasonably requested by the CPA Firm. The CPA Firm shall have exclusive jurisdiction over, and resort to the CPA Firm as provided in this paragraph (iv) shall be the sole recourse and remedy of the parties against one another or any other person with respect to, any disputes arising out of or relating to the Closing Statement; and the CPA Firm's determination shall be conclusive and binding on the parties and shall be enforceable in a court of law.

                      (v) The Surviving Corporation and Orbital shall bear the fees and expenses of their respective accountants and other Representatives. The fees and expenses of the CPA Firm shall be borne equally by the Surviving Corporation and Orbital.

                      (vi) The "Final Closing Statement" shall be (A) the Closing Statement, if (x) no Dispute Notice is delivered to the Surviving Corporation in the 15-day period referred to in paragraph (ii) above, or (y) the Surviving Corporation and Orbital so agree; (B) the Closing Statement, as adjusted in accordance with the Dispute Notice, if the Surviving Corporation agrees with the Dispute Notice or fails to respond to the Dispute Notice within the 15-day period referred to in paragraph (iii) above; or (C) the Closing Statement, as adjusted by either (x) the mutual agreement of the Surviving Corporation and Orbital or (y) the CPA Firm.

        11.5.  TRANSITION SERVICES.

               If, as of the Effective Time, T Parent and T Company have not hired an individual to serve as the new chief executive officer of the Surviving Corporation, then Orbital will cause Magellan's current acting chief executive officer, Michael Griffin, to continue to provide services to the Surviving Corporation substantially similar to the services he currently provides as acting chief executive officer of M Company; provided, that (i) Mr. Griffin shall not be required to continue to provide such services following the period ending or the earlier of three months after the

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Closing Date or one month after the Surviving Corporation has hired a new chief executive officer, and (ii) the Surviving Corporation shall reimburse Orbital for the base salary paid to Mr. Griffin during this transition period. To the extent that Mr. Griffin is required to provide services in accordance with the preceding sentence, he shall provide such services (i) on a full-time basis (based at M Company's headquarters) during the first month following the Effective Time, (ii) for two working days per week (based at Orbital's headquarters) during the second month after the Effective Time, and (iii) for one working day per week (based at Orbital's headquarters) during the third month after the Effective Time.

        11.6.  ACQUISITION OF RIGHTS TO CONFIDENTIALITY.

               At the Closing, Orbital shall assign to the Surviving Corporation Orbital's rights under any confidentiality or non-disclosure agreements between Orbital and Persons other than T Parent or its Affiliates that were entered into in connection with or relating to a possible sale of the capital stock, Assets or Business of M Company or any part thereof, including, without limitation, the right to enforce all of the terms of such confidentiality or non-disclosure agreements. At the Closing, Orbital shall deliver to T Parent executed copies of all such confidentiality or non-disclosure agreements.

        11.7.  ORBITAL MATTERS.

               If the Closing occurs, (i) T Parent agrees to use its commerically reasonable efforts to cause Orbital and its Affiliates (other than M Company and any M Subsidiary) to be released from any liabilities or obligations under any guarantee of leases entered into by M Company, and (ii) T Parent agrees to indemnify and hold harmless Orbital and its Affiliates from any Loss arising out of any such guarantees in connection with the failure of M Company after the Closing to pay when due any amounts guaranteed.

                                   ARTICLE XII
                                  MISCELLANEOUS

        12.1.  TERMINATION.

               (a) This Agreement shall be terminated and the Merger abandoned at any time prior to the Effective Time as follows:

                      (i) By the mutual written consent of Orbital, M Company, T Parent and T Company;

                      (ii) By Orbital or M Company (provided that Orbital and M Company are not otherwise in material breach of this Agreement) if there is a

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material breach of any representation or warranty set forth in Article IV or any material covenant or agreement to be complied with or performed by T Company or T Parent pursuant to the terms of this Agreement, which breach shall not have been cured within five business days after notice thereof has been given to T Parent and T Company;

                      (iii) By T Parent or T Company (provided that T Parent and T Company are not otherwise in material breach of this Agreement) if there is a material breach of any representation or warranty set forth in Article V or VI hereof or of any material covenant or agreement to be complied with or performed by Orbital or M Company pursuant to the terms of this Agreement, which breach shall not have been cured within five business days after notice thereof has been given to Orbital or M Company;

                      (iv) By T Parent, T Company or Orbital (provided that the terminating party has complied in good faith with its obligations under
Section 7.11 hereof) if on or before September 30, 2001, (A) Orbital and M Company have not (i) entered into a binding agreement with Western Atlas, conditioned only upon the Closing hereunder, unconditionally settling the Western Atlas Litigation and unconditionally extinguishing, releasing and discharging all past, present and future liability arising out of or related to all Western Atlas Events, and (ii) agreed to cause, upon the Closing hereunder, a notice of dismissal with prejudice to be filed in the Western Atlas Litigation, signed by all parties in the Western Atlas Litigation, and (B) Orbital and T Company have not mutually agreed on the nature and scope of indemnification to be provided with respect to Western Atlas Costs after the Closing; or

                      (v) By any of the parties, if the Closing Date shall not have occurred by September 30, 2001.

               (b)    In the event of termination of this Agreement:

                      (i) The provisions of the Confidentiality Agreement and the provisions of this Article XII shall continue in full force and effect; and

                      (ii) No party hereto shall have any further obligation to any other party to this Agreement, provided, however, that termination shall not relieve the breaching or defaulting party from any liability to the other party for such breach or default. Notwithstanding the foregoing, no party hereto shall be liable for consequential or punitive damages in connection with such termination.

        12.2. ASSIGNMENT; NO THIRD-PARTY BENEFICIARIES. Neither this Agreement nor any of the rights or obligations hereunder may be assigned prior to the Effective Time (i) by T Parent or T Company without the prior written consent

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of Orbital and M Company, or (ii) by Orbital or M Company without the prior written consent of T Parent or T Company, and any such purported or attempted assignment shall be null and void ab initio and of no force or effect. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and assigns any legal or equitable rights hereunder. Notwithstanding the foregoing, T Company may assign this Agreement, and other rights, privileges, duties and obligations hereunder to any Affiliate of T Company, which is wholly or substantially owned directly or indirectly by T Parent so long as Orbital and M Company receive prompt notice of such assignment and such assignment does not in any way materially delay or otherwise materially adversely impact the ability of the parties hereto to effect the transactions contemplated hereby.

        12.3. NOTICES. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested, as follows:

               If to Orbital:

               Orbital Sciences Corporation
               21700 Atlantic Boulevard
               Dulles, Virginia  20166
               Telecopy:     (703) 406-5572
               Attention:    General Counsel

               With a copy to:

               Hogan & Hartson L.L.P.
               Columbia Square
               555 13th Street, NW
               Washington, DC  20004-1109
               Telecopy:     (202) 637-5910
               Attention:    James E. Showen

               If to M Company:

               471 El Camino Real
               Santa Clara, CA 95050
               Telecopy:     (408) 615-3315

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

               Attention:    Mark Wilmoth

               With a copy to:

               Brobeck, Phleger & Harrison LLP
               Two Embarcadero Place
               2200 Geng Road
               Palo Alto, CA  94303
               Telecopy:     (650) 496-2715
               Attention:  Timothy R. Curry


               If to T Company, T Parent or the Surviving Corporation:

               Thales S.A.
               173, boulevard Haussmann
               75415 Paris, France
               Telecopy:  33.1.53.77.84.77
               Attention:  Patricia Goupil and Thomas Got

               and

               Thales Inc.
               99 Canal Center Plaza
               Suite 450
               Alexandria, VA 22314
               Telecopy:  (703) 836-2967
               Attention:  President and General Counsel


               With a copy to:

               Fried, Frank, Harris, Shriver & Jacobson
               1001 Pennsylvania Avenue, NW
               Washington, DC 20004-2505
               Telecopy:     (202) 639-7003
               Attention:  Andrew P. Varney


or to such other place and with such other copies as any of the parties may designate as to itself by written notice to the others.


        12.4. CHOICE OF LAW. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of New York except with respect to matters of law concerning the internal corporate affairs

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of any corporate entity which is a party to or the subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern.

        12.5. ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS. This Agreement, together with all exhibits and schedules hereto, the Certificate of Merger, the Ancillary Agreements, and the Confidentiality Agreement (which the parties agree shall terminate on the Closing Date), constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, including the letter agreement dated April 3, 2001 by and between Orbital and Thales S.A., a French company. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

        12.6. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        12.7. INVALIDITY. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

        12.8. EXPENSES. Except as otherwise provided in this Agreement, each of Orbital, M Company, T Parent and T Company shall be liable for their own expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the transactions contemplated hereby; provided, however, that Orbital shall pay all legal, accounting and investment banking and other fees and expenses incurred by M Company in connection with the transactions contemplated by this Agreement and the Ancillary Agreements to the extent such fees and expenses exceed $100,000 in the aggregate. The Surviving Corporation will be responsible for paying the first $100,000 of expenses incurred by M Company in connection with the transactions contemplated hereby. The fees and expenses of M Company described in this Section 12.8 shall be paid at Closing.

        12.9. PUBLICITY.No party hereto shall issue any press release or make any public statement regarding the transactions contemplated hereby without the prior written approval of the other parties, and the parties hereto shall issue a mutually

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acceptable press release as soon as practicable after the date hereof, except as required by law or on advice of counsel (in which case, the party making such announcement or issuing such press release will provide each other party with a copy of any said written statement or announcement that it proposes to make prior to making such announcement and will consult with the other parties with respect thereto).

        12.10. DISPUTES.

               (a) Amicable Settlement. Each of the parties agrees to use diligent, good faith efforts to settle amicably any dispute which arises out of or in connection with this Agreement. Whenever a dispute arises, other than under Article XI hereof in which case the Procedures described therein shall control, any of the parties may serve written notice upon the other parties stating that a dispute has arisen and containing a brief statement describing the nature of the dispute. Any of Orbital, M Company, T Company or the Surviving Corporation, as applicable, shall communicate such notice to its President or Chief Financial Officer (individually, the "Designated Executive Officer" and together with the Designated Executive Officers of the other parties, the "Designated Executive Officers") with the request that the Designated Executive Officers negotiate a settlement of any such dispute. For such purpose, the Designated Executive Officers may have access to the personnel of the other parties to assist in resolving the dispute. Any settlement accepted by all the parties in accordance with this Section 12.10 shall be binding on the parties for all purposes. If the Designated Executive Officers are unable to resolve any such dispute within twenty (20) days of its having been referred to them hereunder, the arbitration provisions of Section 12.10(b) shall apply.

               (b) Composition of the Arbitration Tribunal. Any dispute among the parties arising out of or in connection with this Agreement which they are unable to resolve amicably in accordance with the provisions of Section 12.10(a) or Section 11.2(e) shall be finally settled by arbitration in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce ("ICC") then in effect (the "Rules").

The arbitration tribunal will be composed of three arbitrators appointed in accordance with the Rules. The arbitration panel shall decide the dispute in accordance with applicable law and not act as "amiables compositeurs." Unless otherwise agreed among the parties in writing, the arbitration shall take place in New York, New York. The language of the arbitration shall be English.



                            [SIGNATURE PAGE FOLLOWS]


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               IN WITNESS WHEREOF, the parties hereto have executed this
Agreement or caused this Agreement to be duly executed on its behalf by its officer thereunto duly authorized, as of the day and year first above written.



                                    ORBITAL SCIENCES CORPORATION,
                                    a Delaware corporation

                                    ----------------------------------------
                                    Name:
                                    Its:



                                    MAGELLAN CORPORATION,
                                    a Delaware corporation

                                    ----------------------------------------
                                    Name:
                                    Its:



                                    THALES NORTH AMERICA INC.,
                                    a Delaware corporation

                                    ----------------------------------------
                                    Name:
                                    Its:


                                    THOMSON-CSF ELECTRONICS INC.,
                                    a Delaware corporation

                                    ----------------------------------------
                                    Name:
                                    Its:






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